                                                                    Exhibit 10.1
                      AMENDED AND RESTATED CREDIT AGREEMENT

                          Dated as of December 19, 2001

                                      among

                             GIANT INDUSTRIES, INC.,

                    THE FINANCIAL INSTITUTIONS PARTIES HERETO

                                       and

                             BANK OF AMERICA, N.A.,
                         as Administrative Agent and as
                          Letter of Credit Issuing Bank

                         BANC OF AMERICA SECURITIES LLC,
                            as Sole Lead Arranger and
                                Sole Book Manager
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                                TABLE OF CONTENTS

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ARTICLE I     DEFINITIONS..................................................     1
  1.01  Certain Defined Terms..............................................     1
  1.02  Other Interpretive Provisions......................................    19
  1.03  Accounting Principles..............................................    19
ARTICLE II    THE CREDITS..................................................    19
  2.01  Amounts and Terms of Commitments...................................    19
  2.02  Loan Accounts......................................................    20
  2.03  Procedure for Borrowing............................................    20
  2.04  Conversion and Continuation Elections..............................    21
  2.05  Termination or Reduction of Commitments............................    21
    (a)   Voluntary Termination or Reduction...............................    21
    (b)   Additional Provisions............................................    22
  2.06  Optional Prepayments...............................................    22
  2.07  Borrowing Base Determinations, Mandatory Prepayments of Loans......    22
  2.08  Repayment..........................................................    22
    (a)   Principal........................................................    22
    (b)   Interest.........................................................    22
  2.09  Fees...............................................................    23
    (a)   Arrangement, Agency Fees.........................................    23
    (b)   Commitment Fees..................................................    23
  2.10  Computation of Fees and Interest...................................    23
  2.11  Payments by the Company............................................    24
  2.12  Payments by the Lenders to the Administrative Agent................    24
  2.13  Sharing of Payments, Etc...........................................    25
  2.14  Security and Guaranty..............................................    25
ARTICLE III   THE LETTERS OF CREDIT........................................    25
  3.01  The Letter of Credit Facility......................................    25
  3.02  Issuance, Amendment and Renewal of Letters of Credit...............    26
  3.03  Existing Letters of Credit, Risk Participations, Drawings
        and Reimbursements.................................................    27
  3.04  Repayment of Participations........................................    29
  3.05  Role of the Issuing Bank...........................................    29
  3.06  Obligations Absolute...............................................    30
  3.07  Cash Collateral Pledge.............................................    30
  3.08  Letter of Credit Fees..............................................    31
  3.09  Cash Collateralization.............................................    31
  3.10  Uniform Customs and Practice.......................................    32
ARTICLE IV    TAXES, YIELD PROTECTION AND ILLEGALITY.......................    32
  4.01  Taxes..............................................................    32
  4.02  Illegality.........................................................    33
  4.03  Increased Costs and Reduction of Return............................    33
  4.04  Funding Losses.....................................................    34
  4.05  Inability to Determine Rates.......................................    34
  4.06  Certificates of Lenders............................................    35
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  4.07  Substitution of Lenders............................................    35
  4.08  Survival...........................................................    35
ARTICLE V     CONDITIONS PRECEDENT.........................................    35
  5.01  Conditions of Initial Credit Extensions............................    35
    (b)   Resolutions; Incumbency Organization Documents...................    35
    (c)   Certificate (Organization, Qualification and Good Standing)......    36
    (d)   Legal Opinions...................................................    36
    (e)   Payment of Fees..................................................    36
    (f)   Certificate (Representations and Warranties, Etc.)...............    36
    (g)   Certificate (Repurchased Shares).................................    36
    (h)   Certificate (Borrowing Case Certificate).........................    36
    (i)   Collateral Documents.............................................    36
    (j)   Other Documents..................................................    37
  5.02  Conditions to All Credit Extensions................................    37
    (a)   Notice, Application..............................................    37
    (b)   Continuation of Representations and Warranties...................    37
    (c)   No Existing Default..............................................    37
    (d)   No Material Adverse Effect.......................................    37
    (e)   No Future Advance Notice.........................................    37
ARTICLE VI    REPRESENTATIONS AND WARRANTIES...............................    38
  6.01  Corporate Existence and Power......................................    38
  6.02  Corporate Authorization; No Contravention..........................    38
  6.03  Governmental Authorization.........................................    38
  6.04  Binding Effect.....................................................    38
  6.05  Litigation.........................................................    38
  6.06  No Default.........................................................    38
  6.07  ERISA Compliance...................................................    39
  6.08  Use of Proceeds; Margin Regulations................................    39
  6.09  Title to Properties................................................    39
  6.10  Taxes..............................................................    39
  6.11  Financial Condition................................................    40
  6.12  Environmental Matters..............................................    40
  6.13  Regulated Entities.................................................    40
  6.14  No Burdensome Restrictions.........................................    40
  6.15  Copyrights, Patents, Trademarks and Licenses, etc..................    40
  6.16  Subsidiaries.......................................................    40
  6.17  Insurance..........................................................    41
  6.18  Full Disclosure....................................................    41
  6.19  Solvency...........................................................    41
  6.20  Labor Relations....................................................    41
  6.21  Collateral Documents...............................................    41
  6.22  Purchase, Redemption and Acquisition of Shares.....................    41
ARTICLE VII     AFFIRMATIVE COVENANTS......................................    42
  7.01  Financial Statements...............................................    42
  7.02  Certificates; Other Information....................................    42
  7.03  Notices............................................................    43
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  7.04  Preservation of Corporate Existence, Etc...........................    43
  7.05  Maintenance of Property............................................    44
  7.06  Insurance..........................................................    44
  7.07  Payment of Obligations.............................................    44
  7.08  Compliance with Laws...............................................    44
  7.09  Compliance with ERISA..............................................    44
  7.10  Inspection of Property and Books and Records.......................    45
  7.11  Environmental Laws.................................................    45
  7.12  New Subsidiary Guarantors; New Subsidiary Security Agreements......    45
  7.13  Use of Proceeds....................................................    46
  7.14  Subordinated Indebtedness..........................................    46
  7.15  Further Assurances.................................................    46
ARTICLE VIII    NEGATIVE COVENANTS.........................................    46
  8.01  Limitation on Liens................................................    46
  8.02  Disposition of Assets..............................................    47
  8.03  Consolidations and Mergers.........................................    48
  8.04  Loans and Investments..............................................    48
  8.05  Limitation on Subsidiary Indebtedness..............................    49
  8.06  Transactions with Affiliates.......................................    49
  8.07  Use of Proceeds....................................................    49
  8.08  Contingent Obligations.............................................    49
  8.09  Restricted Payments................................................    50
  8.10  Subsidiary Dividends...............................................    50
  8.11  Subordinated Notes.................................................    51
  8.12  Minimum Consolidated Net Worth.....................................    51
  8.13  Minimum Interest Coverage Ratio....................................    51
  8.14  Maximum Capitalization Ratio.......................................    51
  8.15  ERISA..............................................................    51
  8.16  Change in Business.................................................    51
  8.17  Accounting Changes.................................................    51
ARTICLE IX    EVENTS OF DEFAULT............................................    51
  9.01  Event of Default...................................................    51
    (a)   Non-Payment......................................................    51
    (b)   Representation or Warranty.......................................    52
    (c)   Specific Defaults................................................    52
    (d)   Other Defaults...................................................    52
    (e)   Cross-Default....................................................    52
    (f)   Insolvency; Voluntary Proceedings................................    52
    (g)   Involuntary Proceedings..........................................    52
    (h)   ERISA............................................................    53
    (i)   Monetary Judgments...............................................    53
    (j)   Change of Control................................................    53
    (k)   Loss of Permit...................................................    53
    (l)   Adverse Change...................................................    53
    (m)   Guaranty Default.................................................    53
    (n)   Invalidity of Subordination Provisions...........................    53
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    (o)   Prepayment of Subordinated Notes.................................    53
    (p)   Collateral.......................................................    54
  9.02  Remedies...........................................................    54
  9.03  Rights Not Exclusive...............................................    54
ARTICLE X     THE AGENT....................................................    55
  10.01   Appointment and Authorization....................................    55
  10.02   Delegation of Duties.............................................    55
  10.03   Liability of Administrative Agent................................    55
  10.04   Reliance by Administrative Agent.................................    56
  10.05   Notice of Default................................................    56
  10.06   Credit Decision..................................................    56
  10.07   Indemnification..................................................    57
  10.08   Administrative Agent in Individual Capacity......................    57
  10.09   Successor Administrative Agent...................................    57
  10.10   Withholding Tax..................................................    58
  10.11   Collateral Matters...............................................    59
ARTICLE XI    MISCELLANEOUS................................................    60
  11.01   Amendments and Waivers...........................................    60
  11.02   Notices..........................................................    61
  11.03   No Waiver; Cumulative Remedies...................................    61
  11.04   Costs and Expenses...............................................    61
  11.05   Indemnity........................................................    62
  11.06   Payments Set Aside...............................................    63
  11.07   Successors and Assigns...........................................    63
  11.08   Assignments, Participations, etc.................................    63
  11.09   Confidentiality..................................................    65
  11.10   Set-off..........................................................    65
  11.11   Interest.........................................................    65
  11.12   Indemnity and Subrogation........................................    66
  11.13   Automatic Debits of Fees.........................................    67
  11.14   Notification of Addresses, Lending Offices, Etc..................    67
  11.15   Counterparts.....................................................    67
  11.16   Severability.....................................................    67
  11.17   No Third Parties Benefitted......................................    67
  11.18   GOVERNING LAW....................................................    67
  11.19   WAIVER OF JURY TRIAL.............................................    68
  11.20   Assignment.......................................................    68
  11.21   Entire Agreement.................................................    68


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
SCHEDULES

Schedule 1.01       Preferred Eligible Account Obligors
Schedule 2.01       Commitments
Schedule 2.02       Pricing Chart
Schedule 3.03       Existing Letters of Credit
Schedule 6.11       Undisclosed Liabilities
Schedule 6.16       Subsidiaries and Minority Interests
Schedule 8.01       Permitted Liens
Schedule 8.04       Permitted Loans and Investments
Schedule 8.05       Certain Permitted Indebtedness
Schedule 8.08       Certain Contingent Obligations
Schedule 11.02      Lending Offices; Addresses for Notices

EXHIBITS

Exhibit A           Form of Notice of Borrowing
Exhibit B           Form of Notice of Conversion/Continuation
Exhibit C           Form of Compliance Certificate
Exhibit D-1         Form of Legal Opinion of Company's Counsel
Exhibit D-2         Form of Legal Opinion of Company's Special Counsel
Exhibit E           Form of Assignment and Acceptance
Exhibit F           Form of Note
Exhibit G           Form of Amended and Restated Guaranty Agreement
Exhibit H           Form of Borrowing Base Report
Exhibit I-1         Form of Amended and Restated Security Agreement (Parent)
Exhibit I-2         Form of Amended and Restated Security Agreement (Subsidiary)

                      AMENDED AND RESTATED CREDIT AGREEMENT

      This AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of December 19, 2001, among GIANT INDUSTRIES, INC., a Delaware corporation (the "COMPANY"), the several financial institutions from time to time parties to this Agreement (collectively, the "LENDERS"; individually, a "LENDER"), and BANK OF AMERICA, N.A. (Successor by merger to Bank of America National Trust and Savings Association), as administrative agent for the Lenders and as Letter of Credit Issuing Bank.

      WHEREAS, the Company, as borrower, Bank of America, as administrative agent and as a lender, and certain other agents and lenders are parties to that certain Credit Agreement dated as of December 23, 1998, as amended by that certain First Amendment to Credit Agreement dated as of December 17, 1999 (the "EXISTING CREDIT AGREEMENT"); and

      WHEREAS, the Company has requested, and the Administrative Agent and the Lenders have agreed, to amend and restate the Existing Credit Agreement and to refinance, rearrange, and extend the obligations and indebtedness outstanding thereunder, all subject to the terms and conditions set forth below.

      NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

      1.01 Certain Defined Terms. The following terms have the following meanings:

            "ACQUISITION" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock of a corporation (or similar entity), which stock has ordinary voting power for the election of the members of the acquiree's board of directors or persons exercising similar functions (other than stock having such power only by reason of the happening of a contingency), or the acquisition of in excess of 50% of the partnership interests or equity of any Person not a corporation which acquisition gives the acquirer the power to direct or cause the direction of the management and policies of the acquiree, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Company or a Subsidiary of the Company is the surviving entity.

            "ADMINISTRATIVE AGENT" means Bank of America, N.A. in its capacity as agent for the Lenders hereunder, and any successor agent arising under
SECTION 10.09.

            "ADMINISTRATIVE AGENT'S PAYMENT OFFICE" means the address for payments set forth on SCHEDULE 11.02 hereto in relation to the Administrative Agent, or such other address as the Administrative Agent may from time to time specify.

            "AFFILIATE" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise.

            "AGENT-RELATED PERSONS" means Bank of America and any successor Administrative Agent arising under SECTION 10.09 and any successor Letter of Credit Issuing Bank hereunder, together with their respective Affiliates (including, in the case of Bank of America, the Arranger) and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

            "AGREEMENT" means this Amended and Restated Credit Agreement, as renewed, extended, amended or restated from time to time.

            "ALBUQUERQUE TERMINAL" means the terminal owned by Giant Mid-Continent, Inc. and operated by Giant Industries Arizona, Inc., located in or near Albuquerque, New Mexico.

            "APPLICABLE MARGIN" means with respect to Base Rate Loans and Offshore Rate Loans, respectively, the specified percent per annum therefor set forth in SCHEDULE 2.02 corresponding to the applicable pricing level determined in accordance therewith.

            "ARIZONA" means Giant Industries Arizona, Inc., an Arizona corporation.

            "ARRANGER" means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.

            "ASSIGNEE" has the meaning specified in SUBSECTION 11.08(a).

            "ATTORNEY COSTS" means and includes all reasonable fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

            "BANK OF AMERICA" means Bank of America, N.A., a national banking association.

            "BANKRUPTCY CODE" means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. Section 101, et seq.).

            "BASE RATE" means, for any day, the higher of: (a) 0.50% per annum above the latest Federal Funds Rate; and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its "prime rate." (The "prime rate" is a rate set by Bank of America based upon various factors, including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.) Any change in the reference rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

            "BASE RATE LOAN" means a Revolving Loan, or an L/C Advance, that bears interest based on the Base Rate.

            "BLOOMFIELD REFINERY" means the refinery owned by San Juan Refining Company, and operated by Giant Industries Arizona, Inc., located in or near Farmington, New Mexico.

            "BNY INDENTURE" means that certain Indenture dated August 26, 1997, between the Company, as Issuer, The Bank of New York, as Trustee, and others evidenced by the BNY Subordinated Notes.


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            "BNY SUBORDINATED NOTES" means the $150,000,000 9% Senior
Subordinated Notes due 2007 issued by the Company under the BNY Indenture.

            "BORROWING" means a borrowing hereunder consisting of Revolving Loans of the same Interest Rate Type made to the Company on the same day by the Lenders under ARTICLE II, and, other than in the case of Base Rate Loans, having the same Interest Period.

            "BORROWING BASE" means the amount calculated monthly pursuant to
SECTION 2.07(A) based upon information contained in the Borrowing Base Report.

            "BORROWING BASE REPORT" means that report delivered monthly by the Company to the Administrative Agent in form of EXHIBIT H hereto.

            "BORROWING DATE" means any date on which a Borrowing occurs under
ARTICLE II.

            "BUSINESS DAY" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required by law to close under the Laws of, or are in fact closed in Dallas, Texas or such other state where the Administrative Agent's office for payments may be located, and, if the applicable Business Day relates to any Offshore Rate Loan, means such a day on which dealings are carried on in the applicable offshore dollar interbank market.

            "CAPITAL ADEQUACY REGULATION" means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

            "CAPITAL EXPENDITURES" shall mean, for any period, expenditures (including, without limitation, the aggregate amount of Capital Lease Obligations incurred during such period) made by the Company or any of its Consolidated Subsidiaries to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements) during such period computed in accordance with GAAP.

            "CAPITAL LEASE" means a capital lease as determined in accordance with GAAP.

            "CAPITAL LEASE OBLIGATIONS" shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board), and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including such Statement No. 13).

            "CAPITALIZATION RATIO" means, at any time, the ratio of Consolidated Funded Indebtedness to Consolidated Total Capitalization.

            "CASH COLLATERALIZE" means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Bank and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Bank (which documents are hereby consented to by the Lenders). Derivatives of such term shall have corresponding meanings.

            "CASH EQUIVALENTS" means: (a) securities issued or fully guaranteed or insured by the United States Government or any agency thereof and backed by the full faith and credit of the United States having maturities of not more than twelve (12) months from the date of acquisition; (b) certificates of deposit, time deposits, Eurodollar time deposits, or bankers' acceptances having in each case a tenor of not more than twelve (12) months from the date of acquisition issued by any U.S. commercial bank or any branch or agency of a non-U.S. commercial bank licensed to conduct business in the U.S. having combined capital and surplus of not less than Five Hundred Million Dollars ($500,000,000) whose long term securities are rated at least A (or then equivalent grade) by S&P and A2 (or then equivalent grade) by Moody's at the time of acquisition; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody's at the time of acquisition, and in either case having a tenor of not more than twelve (12) months; (d) debt securities which are registered under the Securities Act of 1933, as amended (the "SECURITIES ACT") (and not "restricted securities" in the Company's hands as defined in Rule 144 under the Securities Act), or adjustable rate preferred stock traded on a national securities exchange and issued by a corporation duly incorporated under the laws of a state of the United States, or issued by any state, county or municipality located in the United States of America, provided, however, that such debt securities are rated A2 by Moody's and A or better by S&P at the time of acquisition, and such debt securities have a maturity not in excess of twelve
(12) months from the date of creation thereof; (e) repurchase agreements with a term of not more than seven days for underlying securities of the types described in CLAUSES (A) and (B) above; and (f) money market mutual or similar funds having assets in excess of $100,000,000.

            "CHANGE OF CONTROL" means (a) a purchase or acquisition, directly or indirectly, by any "person" or "group" within the meaning of Section 13(d)(3) and 14(d)(2) of the Securities and Exchange Act of 1934 (a "GROUP"), of "beneficial ownership" (as such term is defined in Rule 13d-3 under the Exchange
Act) of securities of the Company which, together with any securities owned beneficially by any "affiliates" or "associates" of such Group (as such terms are defined in Rule 12b-2 under the Exchange Act), shall represent more than fifty percent (50%) of the combined voting power of the Company's securities which are entitled to vote generally in the election of directors and which are outstanding on the date immediately prior to the date of such purchase or acquisition; or (b) a sale of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any Person or Group; or (c) the liquidation or dissolution of the Company; or (d) the first day on which a majority of the Board of Directors of the Company are not Continuing Directors (as herein defined). As herein defined, "Continuing Directors" means any member of the Board of Directors of the Company who (x) is a member of such Board of Directors as of the date of this Agreement or (y) was nominated for election or elected to such Board of Directors with the affirmative vote of two-thirds of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

            "CINIZA REFINERY" means the refinery owned and operated by Giant Industries Arizona, Inc. located in or near Gallup, New Mexico.

            "CLOSING DATE" means the date on which all conditions precedent set forth in SECTION 5.01 and 5.02 are satisfied or waived by all Lenders (or, in the case of SUBSECTION 5.01(F), waived by the Person entitled to receive such payment).

            "CODE" means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

            "COLLATERAL" means all property and interests in property and proceeds thereof now owned or hereafter acquired by the Company or any Guarantor and their respective Subsidiaries in or upon which a Lien now or hereafter exists in favor of the Lenders, or the Administrative Agent on behalf of the Lenders, whether under this Agreement or under any other documents executed by any such Person and delivered to the Administrative Agent or the Lenders.

            "COLLATERAL DOCUMENTS" means, collectively, (a) the Security Agreement, and all other security agreements, mortgages, deeds of trust, patent and trademark assignments, lease assignments, guarantees and other similar agreements executed by the Company or any Subsidiary or any Guarantor for the benefit of the Lenders now or hereafter delivered to the Lenders or the Administrative Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the Uniform Commercial Code or comparable law) against the Company or any Subsidiary or any Guarantor as debtor in favor of the Lenders or the Administrative Agent for the benefit of the Lenders as secured party, and (b) any amendments, supplements, modifications, renewals, replacements, consolidations, substitutions and extensions of any of the foregoing.

            "COMMITMENT" as to each Bank has the meaning specified in SECTION 2.01.

            "COMMITMENT FEE" has the meaning set forth in SUBSECTION 2.09(b).

            "COMMODITY SWAP" means any commodity swap, commodity option or commodity forward contract (including any option to enter into any of the foregoing).

            "COMPLIANCE CERTIFICATE" means a certificate substantially in the form of EXHIBIT C.

            "CONSOLIDATED EBITDA" means, for the relevant period, the sum of:
(a) the Consolidated Net Income for such period, (b) Consolidated Interest Expense, (c) all taxes measured by income to the extent included in the determination of such Consolidated Net Income, (d) all amounts treated as expenses for depreciation and the amortization of intangibles of any kind for such period to the extent included in the determination of such Consolidated Net Income for the relevant period, and (e) any interest income to the extent not included in the determination of such Consolidated Net Income for the relevant period.

            "CONSOLIDATED FUNDED INDEBTEDNESS" means, for the Company and its Consolidated Subsidiaries, at any time, without duplication, the sum of: (a) liability for borrowed money or for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business on ordinary terms), (b) obligations under Capital Leases and other "off-balance sheet" leases (including Synthetic Leases), excluding operating leases (other than Synthetic Leases) incurred in the ordinary course of business, capitalized as though they all were capital leases, (c) obligations to redeem or purchase any stock or other equity security of the Company or a Subsidiary, and (d) any guaranty obligations in respect of any of the foregoing.

            "CONSOLIDATED INTEREST EXPENSE" means for the relevant period, for the Company and its Consolidated Subsidiaries, without duplication, the sum of:
(a) all interest in respect of Indebtedness and all imputed interest with respect to Capital Leases accrued or capitalized during such period (whether or not actually paid during such period and including fees payable in respect of letters of credit and bankers' acceptances), (b) the net amount payable (or minus the net amount receivable) under all Swap Contracts (other than Commodity Swaps) during such period (whether or not actually paid or received during such period), and (c) all dividends paid, declared or otherwise accrued in respect of preferred stock.

            "CONSOLIDATED NET INCOME" means, for any period, the net income (or net loss) of the Company and its Consolidated Subsidiaries for such period determined in accordance with GAAP.

            "CONSOLIDATED NET WORTH" means, at any date, an amount equal to the consolidated stockholders' equity of the Company and its Consolidated Subsidiaries determined in accordance with GAAP determined as of such date.

            "CONSOLIDATED SUBSIDIARIES" means, at any date, any Subsidiary the accounts of which, in accordance with GAAP, would be consolidated with those of the Company in its consolidated financial statements if such statements were prepared as of such date.

            "CONSOLIDATED TANGIBLE NET WORTH" means Consolidated Net Worth, minus the net book value of all assets of the Company and its Consolidated Subsidiaries (after deducting any reserves applicable thereto) which would be shown as intangible assets on a consolidated balance sheet of the Company and its Consolidated Subsidiaries prepared as of such time in accordance with GAAP.

            "CONSOLIDATED TOTAL CAPITALIZATION" means, at any time, the sum of
(a) Consolidated Funded Indebtedness and (b) Consolidated Net Worth for such period.

            "CONTINGENT OBLIGATION" means, as to any Person without duplication, any direct or indirect liability of that Person with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other similar obligation (the "PRIMARY OBLIGATIONS") of another Person (the "PRIMARY OBLIGOR"), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a "GUARANTY OBLIGATION"); (b) with respect to any Surety Instrument (other than any Letter of Credit) issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered, or (d) in respect of any Swap Contract. The amount of any Contingent Obligation shall, in the case of Guaranty Obligations, be deemed equal to the maximum stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and in the case of other Contingent Obligations, shall be equal to the maximum reasonably anticipated liability in respect thereof.

            "CONTRACTUAL OBLIGATION" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

            "CONVERSION/CONTINUATION DATE" means any date on which, under
SECTION 2.04, the Company (a) converts Loans of one Interest Rate Type to another Interest Rate Type, or (b) continues as Loans of the same Interest Rate Type, but with a new Interest Period, Loans having Interest Periods expiring on such date.

            "CREDIT EXTENSION" means and includes (a) the making of any Revolving Loans hereunder, and (b) the Issuance of any Letters of Credit hereunder (including the Existing Letters of Credit).

            "DEFAULT" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

            "DEFAULT RATE" has the meaning set forth in SUBSECTION 2.08(c)(iii).

            "DOLLARS," "DOLLARS" and "$" each mean lawful money of the United States.

            "EFFECTIVE AMOUNT" means (i) with respect to any Revolving Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Revolving Loans occurring on such date under such facility; and (ii) with respect to any outstanding L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any Issuances of Letters of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

            "ELIGIBLE ACCOUNT OBLIGOR" shall mean, on any date, any Person obligated to pay a Receivable (i) that is not the Company, a Subsidiary or Affiliate of the Company; (ii) that has not filed for, and is not currently the object of, a proceeding relating to its bankruptcy, insolvency, reorganization, winding-up or composition or reorganization of debts; (iii) that is in good standing with the Company and its Subsidiaries and satisfies all applicable credit standards of the Company and its Subsidiaries; and (iv) for which not more than 50% of the aggregate value of the Receivables of such Account Obligor have not been paid by the date 30 days after the respective due dates therefor.

            "ELIGIBLE ACCOUNTS RECEIVABLE" shall mean, on any date, all Receivables denominated in Dollars payable by Eligible Account Obligors except:
(i) billed Receivables that have not been paid by the date 30 days after the respective due dates therefor; (ii) any Receivable subject to any asserted defense, dispute, claim, offset or counterclaim, provided that, if any such defense, dispute, claim, offset or counterclaim is asserted with respect to such Receivable in an amount equal to a sum certain, then such Receivable shall be an Eligible Account Receivable to the extent the face amount thereof exceeds such sum certain; (iii) all such Receivables subject to any repurchase or return arrangement; (iv) Receivables of each Eligible Account Obligor to the extent that the Receivables of such Eligible Account Obligor exceed 10% of all Receivables; (v) all Receivables that are payable by their terms more than 30 days from the respective invoice dates therefor; (vi) any Receivable in which the Lenders do not have a valid and perfected first priority security interest;
(vii) any Receivable of a Subsidiary with respect to which any event described in SUBSECTION 9.01(F) or (G) shall have occurred and be continuing; (viii) Accounts with respect to which the account debtor is not a Person resident in the United States; (ix) Accounts with respect to which goods have been placed on consignment, guaranteed sale or other terms by reason of which the payment by the account debtor may be conditional; (x) accounts not denominated in United States dollars; (xi) Accounts with respect to which an invoice has not been sent prior to the date of any Borrowing Base Report in which such Account is included for purposes of calculation of the Borrowing Base; and (xii) Accounts that are otherwise identified as unsatisfactory to the Administrative Agent or the Majority Lenders using reasonable business judgment.

            "ELIGIBLE ASSIGNEE" means (a) a Lender, (b) an Affiliate of a Lender, and (c) any Person (other than a natural Person) approved by the Administrative Agent and by the Issuing Bank.

            "ELIGIBLE REFINERY HYDROCARBON INVENTORY" means, at any date, the aggregate value therefor on a FIFO basis calculated in accordance with GAAP of all readily marketable, saleable and useful Feedstocks, Intermediate Products and Refined Products (excluding (a) any and all Feedstocks, Intermediate Products and Refined Products in which the Lenders do not have a valid and perfected first priority security interest, subject only to Permitted Liens, (b) any and all Feedstocks, Intermediate Products and Refined Products located on leased premises (other than Refined Product at leased service stations and travel centers operated by the Company or one of its Subsidiaries), or held by a bailee or otherwise subject to any third party interest, with respect to which any landlord's waiver or other third party agreement requested by Secured Party or the Majority Lenders shall not have been furnished, and (c) Feedstocks, Intermediate Products and Refined Products of any Subsidiary with respect to which any event described in SUBSECTION 9.01(f) or (g) shall have occurred and be continuing), owned by the Company and its Subsidiaries (other than "inactive" Subsidiaries) in field production tanks, storage tanks and lines (including line fills but excluding basic sediment and water and slop oil), stored at the Bloomfield Refinery, the Ciniza Refinery, the Company's or its Subsidiaries' bulk plants, service stations and travel centers (excluding cardlocks), the Albuquerque Terminal, the Flagstaff Terminal and other Refined Products terminals owned or leased by the Company or its Subsidiaries, or at such other locations as may be approved from time to time by the Majority Lenders, provided, however, that such Feedstocks, Intermediate Products and Refined Products are not obsolete, unsalable, damaged or otherwise unfit for sale or further processing in the ordinary course of business or otherwise unsatisfactory to the Administrative Agent or the Majority Lenders using reasonable business judgment.

            "ENVIRONMENTAL CLAIMS" means all material claims by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

            "ENVIRONMENTAL LAWS" means all material federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all material administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, and safety.

            "ERISA" means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.

            "ERISA AFFILIATE" means any trade or business (whether or not incorporated) under common control with the Company within the meaning of
Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

            "ERISA EVENT" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate (other than pursuant to Section 4041(b) of ERISA), the treatment of a Plan amendment as a termination under Section 4041(c) or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any material liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

            "EURODOLLAR RESERVE PERCENTAGE" has the meaning specified in the definition of "Offshore Rate."

            "EVENT OF DEFAULT" means any of the events or circumstances specified in SECTION 9.01.

            "EXCHANGE ACT" means the Securities and Exchange Act of 1934, as amended, and regulations promulgated thereunder.

            "EXECUTION DATE" means the date specified on the cover page hereof.

            "EXISTING LETTERS OF CREDIT" means the letters of credit described in SCHEDULE 3.03.

            "FDIC" means the Federal Deposit Insurance Corporation, and any Governmental Authority succeeding to any of its principal functions.

            "FEDERAL FUNDS RATE" means, for any day, the rate per annum (rounded upwards to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that
(a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

            "FEE LETTER" has the meaning specified in SUBSECTION 2.09(a).

            "FEEDSTOCKS" means all crude oil, natural gas liquids, other hydrocarbons valued at the lower of cost or market crude oil prices and ethanol valued at the lower of cost or market, in so far as such Feedstocks are used or useful as fuel or in the manufacture, processing, refining, or blending of Intermediate Products and Refined Products at the Bloomfield or Ciniza Refineries.

            "FLAGSTAFF TERMINAL" means the terminal in or near Flagstaff, Arizona, owned by Giant Mid-Continent, Inc. and operated by Giant Industries Arizona, Inc.

            "FRB" means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

            "FRONTING FEE" has the meaning set forth in SECTION 3.08(b).

            "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

            "GOVERNMENTAL AUTHORITY" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

            "GUARANTOR" means (a) as of the date of Closing each of Giant Industries Arizona, Inc., an Arizona corporation, Giant Four Corners, Inc., an Arizona corporation, San Juan Refining Company, a New Mexico corporation, Giant Mid-Continent, Inc., an Arizona corporation, Giant Stop-N-Go of New Mexico, Inc., a New Mexico corporation, and Phoenix Fuel Co., Inc., an Arizona corporation and (b) any other Subsidiary of the Company which is required to execute a Guaranty under SECTION 7.12.

            "GUARANTY" means collectively each of the Amended and Restated Guarantees substantially in the form of EXHIBIT G hereto executed by each of the Guarantors in favor of the Administrative Agent and the Lenders, as they may be amended, supplemented or otherwise modified from time to time, and any other guaranty agreements delivered pursuant to this Agreement.

            "GUARANTY OBLIGATION" has the meaning specified in the definition of "Contingent Obligation."

            "HAZARDOUS MATERIALS" means all those substances that are regulated by, or which may form the basis of liability under, any Environmental Law, including any substance identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

            "HIGHEST LAWFUL RATE" means, as of a particular date, the maximum nonusurious interest rate that may under applicable federal and state law then be contracted for, charged or received by the Lenders in connection with the Advances.

            "HONOR DATE" has the meaning specified in SUBSECTION 3.03(c).

            "INDEBTEDNESS" of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all obligations with respect to Capital Leases and other "off-balance sheet" leases (including Synthetic Leases), excluding operating leases (other than Synthetic Leases) incurred in the ordinary course of business; (g) all net obligations with respect to Swap Contracts (other than Commodity Swaps); (h) all indebtedness referred to in CLAUSES (A) through (G) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (i) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in CLAUSES (a) through (g) above.

            "INDEMNIFIED LIABILITIES" has the meaning specified in SECTION
11.05.

            "INDEMNIFIED PERSON" has the meaning specified in SECTION 11.05.

            "INDENTURES" means the BNY Indenture and the NBD Indenture.

            "INDEPENDENT AUDITOR" has the meaning specified in SUBSECTION
7.01(a).

            "INSOLVENCY PROCEEDING" means (a) any case, action or proceeding relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

            "INTEREST PAYMENT DATE" means, as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and, as to any Base Rate Loan, the last Business Day of each calendar quarter and each date such Loan is converted into another Interest Rate Type of Loan, provided, however, that if any Interest Period for an Offshore Rate Loan exceeds three months, the date that falls three months after the beginning of such Interest Period, and the date that falls three months after each Interest Payment Date thereafter for such Interest Period, is also an Interest Payment Date.

            "INTEREST PERIOD" means, as to any Offshore Rate Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which the Loan is converted into or continued as an Offshore Rate Loan, and ending on the date one, two, three or six months thereafter as selected by the Company in its Notice of Borrowing or Notice of Conversion/Continuation; provided that: (i) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of an Offshore Rate Loan, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day; (ii) any Interest Period pertaining to an Offshore Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and (iii) no Interest Period for any Revolving Loan shall extend beyond the Termination Date.

            "INTEREST RATE TYPE" means either the Base Rate of interest or the Offshore Rate of interest charged against any Loan or Loans hereunder.

            "INTERMEDIATE PRODUCTS" means all Feedstocks that have been partially processed or refined as isomerate, cat feed, gasoline components or naphtha and valued at the lower of cost or market crude oil prices.

            "IRS" means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

            "ISSUANCE DATE" has the meaning specified in SUBSECTION 3.01(a).

            "ISSUE" means, with respect to any Letter of Credit, to incorporate the Existing Letters of Credit into this Agreement, or to issue or to extend the expiry of, or to renew or increase the amount of, such Letter of Credit; and the terms "ISSUED," "ISSUING" and "ISSUANCE" have corresponding meanings.

            "ISSUING BANK" means Bank of America, in its capacity as issuer of one or more Letters of Credit hereunder and as the issuer of Existing Letters of Credit, together with any successor replacement letter of credit issuer pursuant to SECTION 10.09.

            "L/C ADVANCE" means each Lender's participation in any L/C Borrowing in accordance with its Pro Rata Share.

            "L/C APPLICATION" and "L/C AMENDMENT APPLICATION" means an application form for Issuance of, or for amendment of, Letters of Credit as shall at any time be in use at the Issuing Bank.

            "L/C BORROWING" means an extension of credit resulting from a drawing under any Letter of Credit which shall not have been reimbursed on the date when made in accordance with SUBSECTION 3.03(b) nor converted into a Borrowing of Revolving Loans under SUBSECTION 3.03(c).

            "L/C COMMITMENT" means the commitment of the Issuing Bank to Issue, and the commitment of the Lenders severally to participate in, Letters of Credit (including the Existing Letters of Credit) from time to time Issued or outstanding under ARTICLE III, in an aggregate amount not to exceed on any date the lesser of (a) the amount of $50,000,000 and (b) the combined Commitments, as the same may be reduced as a result of a reduction in the Commitments pursuant to SECTION 2.05; provided that the L/C Commitment is a part of the combined Commitments, rather than a separate, independent commitment.

            "L/C OBLIGATIONS" means at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit then outstanding, plus (b) the amount of all unreimbursed drawings under all Letters of Credit, including all outstanding L/C Borrowings.

            "L/C-RELATED DOCUMENTS" means the Letters of Credit, the L/C Applications, the L/C Amendment Applications and any other document relating to any Letter of Credit, including any of the Issuing Bank's standard form documents for letter of credit issuances.

            "LENDER" has the meaning specified in the introductory clause hereto. References to the "Lenders" shall include Bank of America, including in its capacity as Issuing Bank; for purposes of clarification only, to the extent that Bank of America may have any rights or obligations in addition to those of the Lenders due to its status as Issuing Bank, its status as such will be specifically referenced.

            "LENDING OFFICE" means, as to any Lender, the office or offices of such Lender specified as its "Lending Office" or "Domestic Lending Office" or "Offshore Lending Office," as the case may be, on SCHEDULE 11.02, or such other office or offices as such Lender may from time to time notify the Company and the Administrative Agent.

            "LETTERS OF CREDIT" means the Existing Letters of Credit and any standby letters of credit Issued by the Issuing Bank pursuant to ARTICLE III.

            "LEVERAGE RATIO" means, as of any date, the ratio of Consolidated Funded Indebtedness, as of the last day of the fiscal quarter most recently then ended, to Consolidated EBITDA, for the four fiscal quarters most recently then ended.

            "LIEN" means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an Operating Lease.

            "LOAN" means an extension of credit by a Lender to the Company under
ARTICLE II or ARTICLE III in the form of a Revolving Loan or L/C Advance.

            "LOAN DOCUMENTS" means this Agreement, the Notes, the Guaranties, the Collateral Documents, the Fee Letter, the L/C-Related Documents, and all other documents contemplated hereby and executed in favor of the Administrative Agent or any Lender.

            "MAJORITY LENDERS" means at any time Lenders then holding at least 66-2/3% of the then aggregate unpaid principal amount of the Loans, or, if no such principal amount is then outstanding, Lenders then having at least 66-2/3% of the Commitments.

            "MARGIN STOCK" means "margin stock" as such term is defined in Regulation T, U or X of the FRB.

            "MATERIAL ADVERSE EFFECT" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities, capitalization or financial condition of the Company and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Company or any Significant Subsidiary to perform under any Loan Document and to avoid any Event of Default; or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against the Company or any Significant Subsidiary of any Loan Document or (ii) the perfection or priority of any Lien granted under any of the Collateral Documents.

            "MATERIAL LEASE" means any lease of real or personal property (other than Capital Leases) as to which the sum of the rental and other obligations required to be paid during the relevant period exceeds $2,500,000.

            "MATERIAL RENTS" means, with respect to any period, the sum of the rental and other obligations required to be paid during such period by the Company or any Subsidiary as lessee under all Material Leases.

            "MATERIAL SUBSIDIARY" means, at any time, a Subsidiary with total assets with a book value of $2,000,000 or more.

            "MOODY'S" means Moody's Investor Service, Inc.

            "MULTIEMPLOYER PLAN" means a "multiemployer plan," within the meaning of Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

            "NBD INDENTURE" means that certain Indenture dated November 29, 1993, between the Company, as Issuer, NBD Bank, National Association now known as Bank One Trust Company, N.A. ("NBD BANK"), as Trustee, and others evidenced by the NBD Subordinated Notes.

            "NBD SUBORDINATED NOTES" means the $100,000,000 9-3/4% Senior Subordinated Notes due 2003 issued by the Company under the NBD Indenture.

            "NOTE" means a promissory note executed by the Company in favor of a Lender pursuant to SECTION 2.02 (B) or SECTION 11.08(C), in substantially the form of EXHIBIT F.

            "NOTICE OF BORROWING" means a notice in substantially the form of EXHIBIT A.

            "NOTICE OF CONVERSION/CONTINUATION" means a notice in substantially the form of EXHIBIT B.

            "OBLIGATIONS" means all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document owing by the Company or any Guarantor to any Lender, any Affiliate of a Lender, the Administrative Agent, or any Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising, provided that all references to the "Obligations" in the Collateral Documents and in SECTIONS 2.13 and 11.10 shall, in addition to the foregoing, also include all present and future indebtedness, liabilities and obligations now or hereafter owed to any Lender or any Affiliate of a Lender arising from, by virtue of or pursuant to any Specified Swap Contracts by the Company or any Subsidiary of the Company.

            "OFFSHORE RATE" means, for any Interest Period, with respect to Offshore Rate Loans comprising part of the same Borrowing, the rate of interest per annum (rounded upward to the next 1/16th of 1%) determined by the Administrative Agent as follows:

                  Offshore Rate =                   LIBOR
                                    ------------------------------------
                                    1.00 - Eurodollar Reserve Percentage

                  Where

                  "EURODOLLAR RESERVE PERCENTAGE" means for any day for any Interest Period the maximum reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day (whether or not applicable to any Lender) under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"); and

                  "LIBOR" means, for such Interest Period:

                  (a) the rate per annum equal to the rate determined by the
            Administrative Agent to be the offered rate that appears on the page of the Telerate screen that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

                  (b) in the event the rate referenced in the preceding
            subsection (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

                  (c) in the event the rates referenced in the preceding
            subsections (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest (rounded upward to the next 1/100th of 1%) at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Offshore Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such

            Interest Period would be offered by Bank of America's London Branch to major banks in the offshore Dollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

The Offshore Rate shall be adjusted automatically as to all Offshore Rate Loans then outstanding as of the effective date of any change in the Eurodollar Reserve Percentage.

            "OFFSHORE RATE LOAN" means a Loan that bears interest based on the Offshore Rate.

            "OPERATING LEASE" means an operating lease determined in accordance with GAAP.

            "ORGANIZATION DOCUMENTS" means, for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation.

            "EXISTING CREDIT AGREEMENT" is defined in the recitals hereof.

            "OTHER TAXES" means any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan Documents, excluding, in the case of each Lender and the Administrative Agent, such taxes (including income taxes or franchise taxes) as are imposed on or measured by each Lender's net income by
(i) any jurisdiction (or any political subdivision thereof) under the laws of which such Lender or the Administrative Agent, as the case may be, is organized or maintains a Lending Office or (ii) any jurisdiction (or political subdivision thereof) in which such Lender or the Administrative Agent, as the case may be, is "doing business" (unless it would not be deemed to be "doing business" in such jurisdiction absent the transactions contemplated hereby).

            "PARTICIPANT" has the meaning specified in SUBSECTION 11.08(d).

            "PBGC" means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

            "PENSION PLAN" means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, other than a Multiemployer Plan, which the Company or any of its Subsidiaries sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.

            "PERMITTED LIENS" has the meaning set forth in SECTION 8.01.

            "PERSON" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

            "PHOENIX" means Phoenix Fuel Co., Inc., an Arizona corporation.

            "PLAN" means an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to ERISA, other than a Multiemployer Plan, and which the Company or any Subsidiary of the

Company sponsors or maintains or to which the Company or any Subsidiary of the Company makes, is making, or is obligated to make contributions and includes any Pension Plan.

            "PREFERRED ELIGIBLE ACCOUNT OBLIGOR" means any Person (a) from which the Eligible Accounts Receivables are fully supported by a standby letter of credit issued by a commercial bank organized under the laws of the United States having an "A2/A" rating or better by Moody's and S&P, respectively, or (b) that is major international oil or other company rated "A2/A" or better by Moody's and S&P, respectively, or a Wholly Owned Subsidiary of such company whose obligations are guaranteed by such company, and is identified by the Company on
SCHEDULE 1.01 hereof, as may be amended from time to time with the approval of the Majority Lenders.

            "PRINCIPAL BUSINESS" means (i) the business of the exploration for, and development, acquisition, production, processing, marketing, refining, storage and transportation of, hydrocarbons, (ii) any related energy and natural resource business, (iii) any business currently engaged in by the Company or its Subsidiaries, (iv) convenience stores, retail service stations, truck stops and other public accommodations in connection therewith and (v) any activity or business that is a reasonable extension, development or expansion of any of the foregoing.

            "PRO RATA SHARE" means, as to any Lender at any time, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Bank's Commitment divided by the combined Commitments of all Lenders.

            "RECEIVABLES" shall mean, as to the Company or any of its Subsidiaries (other than "inactive" Subsidiaries), all accounts receivable, whether billed or unbilled, arising out of the sale of inventory in the ordinary course of business.

            "REFINED PRODUCTS" means all gasoline, diesel, aviation fuel, fuel oil, propane, ethanol, transmix and other products processed, refined or blended from Feedstocks and Intermediate Products valued at the lower of cost or market prices.

            "REGULATION U" and "REGULATION X" means Regulation U and Regulation X, respectively, of the Board of Governors of the Federal Reserve System from time to time in effect and shall include any successor or other regulations or official interpretations of said Board of Governors relating to the subject matter addressed therein.

            "REPORTABLE EVENT" means, any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

            "REQUIREMENT OF LAW" means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject, including without limitation Environmental Laws.

            "RESPONSIBLE OFFICER" means the officers of the Company with the following titles (i) president, (ii) executive vice president, (iii) vice president and treasurer. (iv) vice president and financial officer, (v) vice president and controller, and (vi) vice president and accounting officer of the Company.

            "REVOLVING LOAN" has the meaning specified in SECTION 2.01.

            "RISK PARTICIPATION FEE" has the meaning set forth in SUBSECTION 3.08(a).

            "S&P" means Standard & Poor's Ratings Group, a Division of McGraw-Hill, Inc., a New York corporation.

            "SAN JUAN" means San Juan Refining Company, a New Mexico corporation.

            "SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

            "SECURITY AGREEMENT" means collectively each of the Amended and Restated Pledge, Assignment and Security Agreements or Pledge, Assignment and Security Agreements, as applicable, substantially in the form of EXHIBIT I hereto executed by the Company and certain Subsidiaries in favor of the Administrative Agent and the Lenders, as they may be amended, supplemented or otherwise modified from time to time, and any other security agreements now or hereafter delivered pursuant to this Agreement.

            "SIGNIFICANT SUBSIDIARY" means (a) Arizona, (b) San Juan, (c) Phoenix, or (d) any other Subsidiary of the Company having total assets at or immediately prior to the time in question with a book value of $10,000,000 or more.

            "SOLVENT" means, as to any Person at any time, that (a) the fair value of all of the property of such Person is greater than the amount of such Person's liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair saleable value of all of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital.

            "SPECIFIED SWAP CONTRACTS" means all Swap Contracts made or entered into at any time, or in effect at any time, whether directly or indirectly, and whether as a result of assignment or transfer or otherwise, between the Company or any Subsidiary of the Company and any Swap Provider, which Swap Contract is or was intended by the Company to have been entered into, in part or entirely, for purposes of mitigating interest rate or currency exchange risk relating to any liabilities owed or credit facilities in effect and not for the purposes of financing, speculation or taking a "market view" (which intent shall conclusively be deemed to exist if the Company so represents to the Swap Provider in writing) and as to which the final scheduled payment by the Company or its Subsidiary is not later than the Termination Date.

            "SUBORDINATED NOTES" means (i) the NBD Subordinated Notes issued under the NBD Indenture, (ii) the BNY Subordinated Notes issued under the BNY Indenture and (iii) such other notes as may be issued from time to time by the Company after the Execution Date which have been subordinated on terms and conditions satisfactory to the Administrative Agent and the Majority Lenders, in their sole discretion, to all other Indebtedness of the Company to the Administrative Agent and the Lenders, whether now existing or hereafter incurred. Notes shall not be considered "Subordinated Notes" unless and until the Administrative Agent shall have received copies of the documentation evidencing or relating to such notes evidencing the terms and conditions of subordination required by the Administrative Agent and the Majority Lenders.

            "SUBSIDIARY" of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a "Subsidiary" refer to a Subsidiary of the Company.

            "SUPPLEMENTAL GUARANTY" means an agreement, in substantially the form attached to the Guaranty, pursuant to which the Person executing the same elects to become a Guarantor for purposes of the Credit Agreement and agrees to perform all of the obligations of a Guarantor under, and to be bound in all respects by the terms of, the Guaranty, as if said Person were a signatory party thereto.

            "SURETY INSTRUMENTS" means all letters of credit (including standby), banker's acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

            "SWAP CONTRACT" means any agreement (including any master agreement and any agreement, whether or not in writing, relating to any single transaction) that is an interest rate swap agreement, basis swap, forward rate agreement, commodity swap, commodity option, commodity forward contracts, equity or equity index swap or option, bond option, interest rate option, forward foreign exchange agreement, rate cap, collar or floor agreement, currency swap agreement, cross-currency rate swap agreement, swap option, currency option or any other, similar agreement (including any option to enter into any of the foregoing).

            "SWAP PROVIDER" means any Lender or any Affiliate of any Lender that is at the time of determination party to a Swap Contract with the Company or any Subsidiary of the Company.

            "SYNTHETIC LEASE" means a financing arrangement that is treated as a lease for financial accounting purposes and as a loan for tax purposes. For the purposes hereof, the FFCA Lease (as defined in SCHEDULE 8.05) shall be deemed and treated herein as a "Synthetic Lease," notwithstanding its nature or treatment for financial accounting, tax or other purposes.

            "TAXES" means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, such taxes (including income taxes or franchise taxes) as are imposed on or measured by each Lender's net income by (i) any jurisdiction (or any political subdivision thereof) under the laws of which such Lender or the Administrative Agent, as the case may be, is organized or maintains a Lending Office or (ii) any jurisdiction (or political subdivision thereof) in which such Lender or the Administrative Agent, as the case may be, is "doing business" (unless it would not be deemed to be "doing business" in such jurisdiction absent the transactions contemplated hereby).

            "TERMINATION DATE" means the earlier of (a) November 14, 2003 or (b) the date on which the Commitments terminate in accordance with the provisions of this Agreement.

            "UNFUNDED PENSION LIABILITY" means the excess of a Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

            "UNITED STATES" and "U.S." each mean the United States of America.

            "WHOLLY-OWNED SUBSIDIARY" means any corporation in which (other than directors' qualifying shares required by law) 100% of the capital stock of each class having ordinary voting power at the time as of which any determination is being made, is owned, beneficially and of record, by the Company, or by one or more of the other Wholly-Owned Subsidiaries, or both.

      1.02 Other Interpretive Provisions. The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. Unless otherwise specified or the context clearly requires otherwise, the words "hereof," "herein," "hereunder" and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement. The term "documents" includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The term "including" is not limiting and means "including without limitation." In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding," and the word "through" means "to and including." Unless otherwise expressly provided herein, (a) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (b) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation. The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement. This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Administrative Agent, the Company and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Lenders or the Administrative Agent merely because of the Administrative Agent's or Lenders' involvement in their preparation.

      1.03 Accounting Principles.

            (a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied. References to "consolidated," when it precedes any accounting term, means such term as it would apply to the Company and its Subsidiaries on a consolidated basis, determined in accordance with GAAP.

            (b) References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of the Company.

                                   ARTICLE II

                                   THE CREDITS

      2.01 Amounts and Terms of Commitments. Each Lender severally agrees, on the terms and conditions set forth herein, to make Loans to the Company (each such loan, a "REVOLVING LOAN") from time to time on any Business Day during the period from the Closing Date to the Termination Date, in an aggregate amount not to exceed at any time outstanding the lesser of the following: (i) the amount set forth on SCHEDULE 2.01 (such amount, as the same may be reduced under SECTION 2.05 or as a result of one or more assignments under SECTION 11.08, the Lender's "COMMITMENT") and (ii) the Lender's Pro Rata Share of the current Borrowing Base; provided, however, that, after giving effect to any Borrowing of Revolving Loans, the Effective Amount of all outstanding Revolving Loans, together with the Effective Amount of all L/C Obligations, shall not at any time exceed the combined Commitments of all of the

Lenders. Within the limits of each Lender's Commitment, and subject to the other terms and conditions of this Agreement, the Company may borrow under this
SECTION 2.01, prepay under SECTION 2.06 and reborrow under this SECTION 2.01.

      2.02 Loan Accounts.

            (a) The Loans made by each Lender shall be evidenced by one or more loan accounts or records maintained by such Lender in the ordinary course of business. The loan accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Company and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Loans.

            (b) Upon the request of any Lender made through the Administrative Agent, the Loans made by such Lender may be evidenced by one or more Notes, instead of or in addition to loan accounts. Each such Lender shall endorse on the schedules annexed to its Note(s) the date, amount and maturity of each Loan made by it and the amount of each payment of principal made by the Company with respect thereto. Each such Lender is irrevocably authorized by the Company to endorse its Note(s) and each Lender's record shall be conclusive absent manifest error; provided, however, that the failure of a Lender to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the obligations of the Company hereunder or under any such Note to such Lender.

      2.03 Procedure for Borrowing.

            (a) Each Borrowing of Revolving Loans shall be made upon the Company's irrevocable written notice delivered to the Administrative Agent in the form of a Notice of Borrowing (which notice must be received by the Administrative Agent prior to 10:00 a.m. (Dallas, Texas time) (i) three Business Days prior to the requested Borrowing Date, in the case of Offshore Rate Loans; and (ii) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans, specifying: (A) the amount of the Borrowing, which shall be in an aggregate minimum amount of $2,000,000 or any multiple of $1,000,000 in excess thereof; (B) the requested Borrowing Date, which shall be a Business Day;
(C) the Interest Rate Type of Loans comprising the Borrowing; and (D) the duration of the Interest Period applicable to such Loans included in such notice. If the Notice of Borrowing fails to specify the duration of the Interest Period for any Borrowing comprised of Offshore Rate Loans, such Interest Period shall be three months.

            (b) The Administrative Agent will promptly notify each Lender of its receipt of any Notice of Borrowing and of the amount of such Lender's Pro Rata Share of that Borrowing.

            (c) Each Lender will make the amount of its Pro Rata Share of each Borrowing available to the Administrative Agent for the account of the Company at the Administrative Agent's Payment Office by 12:00 noon (Dallas, Texas time) on the Borrowing Date requested by the Company in funds immediately available to the Administrative Agent. The proceeds of all such Loans will then be made available to the Company by the Administrative Agent by wire transfer in accordance with written instructions provided to the Administrative Agent by the Company of like funds as received by the Administrative Agent.

            (d) After giving effect to any Borrowing, there may not be more than seven (7) different Interest Periods in effect.

      2.04 Conversion and Continuation Elections.

            (a) The Company may, upon irrevocable written notice to the Administrative Agent in accordance with SUBSECTION 2.04(b): (i) elect, as of any Business Day, in the case of Base Rate Loans, or as of the last day of the applicable Interest Period, in the case of Offshore Rate Loans, to convert any such Loans (or any part thereof in an amount not less than $2,000,000, or that is in an integral multiple of $1,000,000 in excess thereof) into Loans of any other Interest Rate Type; or (ii) elect as of the last day of the applicable Interest Period, to continue any Revolving Loans having Interest Periods expiring on such day (or any part thereof in an amount not less than $2,000,000, or that is in an integral multiple of $1,000,000 in excess thereof); provided, that if at any time the aggregate amount of Offshore Rate Loans in respect of any Borrowing is reduced, by payment, prepayment, or conversion of part thereof to be less than $2,000,000, such Offshore Rate Loans shall automatically convert into Base Rate Loans, and on and after such date the right of the Company to continue such Loans as, and convert such Loans into, Offshore Rate Loans shall terminate.

            (b) The Company shall deliver a Notice of Conversion/Continuation to be received by the Administrative Agent not later than 10:00 a.m. (Dallas, Texas time) at least (i) three Business Days in advance of the Conversion/Continuation Date, if the Loans are to be converted into or continued as Offshore Rate Loans; and (ii) one Business Day in advance of the Conversion/Continuation Date, if the Loans are to be converted into Base Rate Loans, specifying: (A) the proposed Conversion/Continuation Date; (B) the aggregate amount of Loans to be converted or continued; (C) the Interest Rate Type of Loans resulting from the proposed conversion or continuation; and (D) other than in the case of conversions into Base Rate Loans, the duration of the requested Interest Period.

            (c) If upon the expiration of any Interest Period applicable to Offshore Rate Loans, the Company has failed to select timely a new Interest Period to be applicable to Offshore Rate Loans, or if any Default or Event of Default then exists, the Company shall be deemed to have elected to convert such Offshore Rate Loans into Base Rate Loans effective as of the expiration date of such Interest Period.

            (d) The Administrative Agent will promptly notify each Lender of its receipt of a Notice of Conversion/Continuation, or, if no timely notice is provided by the Company, the Administrative Agent will promptly notify each Lender of the details of any automatic conversion. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Loans with respect to which the notice was given held by each Lender.

            (e) Unless the Majority Lenders otherwise agree, during the existence of a Default or Event of Default, the Company may not elect to have a Loan converted into or continued as an Offshore Rate Loan.

            (f) After giving effect to any conversion or continuation of Loans, there may not be more than seven (7) different Interest Periods in effect.

      2.05 Termination or Reduction of Commitments.

            (a) Voluntary Termination or Reduction. The Company may, upon not less than five Business Days' prior notice to the Administrative Agent, terminate the Commitments, or permanently reduce the Commitments (and, correspondingly, as applicable, the L/C Commitment) by an aggregate minimum amount of $2,000,000.00 or any multiple of $1,000,000.00 in excess thereof; unless, after giving effect thereto and to any prepayments of Loans made on the effective date thereof, (i) the Effective Amount of all Revolving Loans and L/C Obligations together would exceed the amount of the combined Commitments then in effect, or (ii) the Effective Amount of all L/C Obligations then outstanding would exceed the amount of the L/C Commitment then in effect. Once reduced in accordance with this subsection, the Commitments may not be increased.

            (b) Additional Provisions. Each reduction in aggregate Commitments pursuant to paragraph (a) above shall be applied to each Lender according to its Pro Rata Share. All accrued Commitment Fees on the amount of the Commitments so terminated or reduced, Letter of Credit Fees, and Fronting Fees to, but not including, the effective date of any reduction or termination of Commitments, shall be paid by the Company on the effective date of such reduction or termination.

      2.06 Optional Prepayments. Subject to SECTION 4.04, the Company may, at any time or from time to time, upon irrevocable notice to the Administrative Agent, not less than three (3) Business Days, for Offshore Rate Loans and one
(1) Business Day for Base Rate Loans, ratably as to each Lender, prepay Loans in whole or in part, in minimum amounts of $2,000,000 or any multiple of $1,000,000 in excess thereof. Such notice of prepayment shall specify the date and amount of such prepayment and the Interest Rate Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of any such notice, and of such Lender's Pro Rata Share of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid and any amounts required pursuant to SECTION 4.04.

      2.07 Borrowing Base Determinations, Mandatory Prepayments of Loans.

            (a) The Borrowing Base shall be determined monthly on the last day of each month until the Termination Date and shall be equal to the sum of (i) eighty percent (80%) of Eligible Refinery Hydrocarbon Inventory (except for Eligible Refinery Hydrocarbon Inventory at the Company's and its Subsidiaries' service stations and travel centers), plus (ii) fifty percent (50%) of Eligible Refinery Hydrocarbon Inventory at the Company's and its Subsidiaries' service stations and travel centers, plus (iii) ninety percent (90%) of Eligible Accounts Receivable from Preferred Account Obligors plus (iv) eighty-five percent (85%) of Eligible Accounts Receivable from Eligible Account Obligors other than Preferred Eligible Account Obligors.

            (b) If on any date the Effective Amount of all Revolving Loans and the Effective Amount of all L/C Obligations together exceed the Borrowing Base, the Company shall, without notice or demand, prepay the outstanding principal amount of the Revolving Loans by an amount equal to the applicable excess ("MANDATORY PREPAYMENT"). Subject to SECTION 4.04, if on any date after giving effect to any Mandatory Prepayment made on such date pursuant to the preceding sentence the Effective Amount of all L/C Obligations together exceed the Borrowing Base, the Company shall immediately Cash Collateralize on such date the outstanding Letters of Credit in an amount equal to the amount by which the Effective Amount of the L/C Obligations exceeds the Borrowing Base.

      2.08  Repayment.

            (a) Principal. The Company shall repay to the Lenders the aggregate principal amount of Loans outstanding on the Termination Date.

            (b) Interest.

                  (i) Subject to CLAUSE (iii) of this SUBSECTION 2.08(b), each Revolving Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the lesser of (a) the Offshore Rate or the Base Rate, as the case may be, as selected by the Company or otherwise applicable to such Revolving Loan in accordance with the terms and provisions hereof (subject to the Company's right to convert to other Interest Rate Types of Loans under SECTION 2.04), plus the Applicable Margin, or (b) the Highest Lawful Rate.

                  (ii) Interest on each Revolving Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of Loans under SECTION 2.06 or 2.07 for the portion of the Loans so prepaid and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall be paid on demand of the Administrative Agent at the request or with the consent of the Majority Lenders.

                  (iii) Notwithstanding CLAUSE (i) of this SUBSECTION 2.08(b), while any Event of Default exists or after acceleration, the Company shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all outstanding Loans, at a rate per annum equal to the lesser of (x) the Highest Lawful Rate and
      (y) the per annum rate equal to the rate set forth in CLAUSE (i) of this SUBSECTION 2.08(b) plus two percent (2%) per annum.

      2.09 Fees. In addition to certain fees described in SECTION 3.08:

            (a) Arrangement, Agency Fees. The Company shall pay an arrangement fee to the Arranger for the Arranger's own account, and shall pay an agency fee to the Administrative Agent for the Administrative Agent's own account, as required by the letter agreement ("FEE LETTER") between the Company and the Arranger and Administrative Agent dated November 14, 2001.

            (b) Commitment Fees. The Company shall pay to the Administrative Agent for the account of each Lender a commitment fee (the "COMMITMENT FEE") on the average daily unused portion of such Lender's Commitment, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon the daily utilization for that quarter as calculated by the Administrative Agent, equal to the percent per annum set forth in SCHEDULE 2.02 corresponding to the applicable pricing level determined in accordance therewith. For purposes of calculating utilization under this subsection, the Commitments shall be deemed used to the extent of the Effective Amount of Revolving Loans then outstanding, plus the Effective Amount of L/C Obligations then outstanding. Such Commitment Fee shall accrue from the Execution Date to the Termination Date and shall be due and payable quarterly in arrears on the last Business Day of each quarter commencing on December 31, 2001 through the Termination Date, with the final payment to be made on the Termination Date; provided that, in connection with any reduction or termination of Commitments under SECTION 2.05, the accrued Commitment Fee calculated for the period ending on such date shall also be paid on the date of such reduction or termination, with the following quarterly payment being calculated on the basis of the period from such reduction or termination date to such quarterly payment date. The Commitment Fee provided in this subsection shall accrue at all times after the above-mentioned commencement date, including at any time during which one or more conditions in ARTICLE V are not met.

      2.10  Computation of Fees and Interest.

            (a) All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America's "reference rate" shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

            (b) Each determination of an interest rate by the Administrative Agent shall be conclusive and binding on the Company and the Lenders in the absence of manifest error.

      2.11  Payments by the Company.

            (a) All payments to be made by the Company shall be made without condition or deduction for any defense, set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Company shall be made to the Administrative Agent for the account of the Lenders at the Administrative Agent's Payment Office, and shall be made in dollars and in immediately available funds, no later than 11:00 a.m. (Dallas, Texas time) on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as expressly provided herein) of such payment in like funds as received. Any payment received by the Administrative Agent later than 11:00 a.m. (Dallas, Texas time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

            (b) Subject to the provisions set forth in the definition of "Interest Period" herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

            (c) Unless the Administrative Agent receives notice from the Company prior to the date on which any payment is due to the Lenders that the Company will not make such payment in full as and when required, the Administrative Agent may assume that the Company has made such payment in full to the Administrative Agent on such date in immediately available funds and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Company has not made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent on demand such amount distributed to such Lender, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date repaid.

      2.12  Payments by the Lenders to the Administrative Agent.

            (a) Unless the Administrative Agent receives notice from a Lender on or prior to the Execution Date or, with respect to any Borrowing after the Execution Date, at least one Business Day prior to the date of such Borrowing, that such Lender will not make available as and when required hereunder to the Administrative Agent for the account of the Company the amount of that Lender's Pro Rata Share of the Borrowing, the Administrative Agent may assume that each Lender has made such amount available to the Administrative Agent in immediately available funds on the Borrowing Date and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, make available to the Company on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to the Administrative Agent in immediately available funds and the Administrative Agent in such circumstances has made available to the Company such amount, that Lender shall on the Business Day following such Borrowing Date make such amount available to the Administrative Agent, together with interest at the Federal Funds Rate for each day during such period. A notice of the Administrative Agent submitted to any Lender with respect to amounts owing under this SUBSECTION (A) shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Administrative Agent shall constitute such Lender's Loan on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to the Administrative Agent on the Business Day following the Borrowing Date, the Administrative Agent will notify the Company of such failure to fund and, upon demand by the Administrative Agent, the Company shall pay such amount to the Administrative Agent for the Administrative Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

            (b) The failure of any Lender to make any Loan on any Borrowing Date shall not relieve any other Lender of any obligation hereunder to make a Loan on such Borrowing Date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on any Borrowing Date.

      2.13 Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its Pro Rata Share, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender's ratable share (according to the proportion of (i) the amount of such paying Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Company agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to SECTION 11.10) with respect to such participation as fully as if such Lender were the direct creditor of the Company in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments.

      2.14 Security and Guaranty. (a) All obligations of the Company and the Guarantors under this Agreement, the Notes, the Guaranty and all other Loan Documents shall be secured, pro rata with the Specified Swap Contracts, in accordance with the Collateral Documents. The Company agrees that, at any time upon the request of the Administrative Agent (acting pursuant to the instructions of the Majority Lenders), it shall, and shall cause each of its Subsidiaries to, enter into a cash collateral agreement in form and substance satisfactory to the Administrative Agent and the Majority Lenders, pursuant to which all proceeds of accounts and other collateral shall be deposited directly, and, at the election of the Majority Lenders, all account debtors shall be directed to make payments directly, to the Administrative Agent, the proceeds deposited to such account, following receipt of good funds, to be credited to the Company's general operating account with the Administrative Agent in the absence of any Default or Event of Default.

            (b) All obligations of the Company under this Agreement, each of the Notes and all other Loan Documents shall be unconditionally guaranteed by the Guarantors pursuant to the Guaranty.

                                   ARTICLE III

                              THE LETTERS OF CREDIT

      3.01 The Letter of Credit Facility.

            (a) On the terms and conditions set forth herein (i) the Issuing Bank agrees, in reliance upon the agreements of the other Lenders set forth in this SECTION 3.01, (A) from time to time on any Business Day during the period from the Execution Date to the Termination Date to issue Letters of

Credit for the account of the Company, and to amend or renew Letters of Credit previously issued by it, in accordance with SUBSECTIONS 3.02(c) and 3.02(e), and
(B) to honor drafts under the Letters of Credit; and (ii) the Lenders severally agree to participate in Letters of Credit Issued for the account of the Company; provided, that the Issuing Bank shall not be obligated to Issue, and no Lender shall be obligated to participate in, any Letter of Credit if, as of the date of Issuance of such Letter of Credit (the "ISSUANCE DATE"), after giving effect to such Issuance, (1) the Effective Amount of all L/C Obligations plus the Effective Amount of all Revolving Loans would exceed the lesser of (x) the combined Commitments and (y) the Borrowing Base, or (2) the Effective Amount of the L/C Obligations would exceed the L/C Commitment. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company's ability to obtain Letters of Credit shall be fully revolving, and, accordingly, the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit which have expired or which have been drawn upon and reimbursed.

            (b) The Issuing Bank is under no obligation to Issue any Letter of Credit if: (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from Issuing such Letter of Credit, or any Requirement of Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Execution Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Execution Date and which the Issuing Bank in good faith deems material to it; (ii) the Issuing Bank has received written notice from any Lender, the Administrative Agent or the Company, on or prior to the Business Day prior to the requested date of Issuance of such Letter of Credit, that one or more of the applicable conditions contained in ARTICLE V is not then satisfied;
(iii) the expiry date of any requested Letter of Credit is (A) more than 360 days after the date of Issuance, unless the Issuing Bank and the Majority Lenders have approved such expiry date in writing, or (B) after the Termination Date, unless the Company has agreed to Cash Collateralize such Letter of Credit in accordance with SECTION 3.07; (iv) the expiry date of any requested Letter of Credit is prior to the maturity date of any financial obligation to be supported by the requested Letter of Credit; (v) any requested Letter of Credit does not provide for drafts, or is not otherwise in form and substance acceptable to the Issuing Bank, or the Issuance of a Letter of Credit shall violate any applicable policies of the Issuing Bank; (vi) any Letter of Credit is for the purpose of supporting the issuance of any letter of credit by any other Person; (vii) if such Letter of Credit is issued to support workmen's compensation liabilities and the face amount is more than $1,000,000; or (viii) the issuance of such Letter of Credit would violate one or more of the Issuing Bank's policies.

      3.02 Issuance, Amendment and Renewal of Letters of Credit.

            (a) Each Letter of Credit shall be issued two (2) Business Days after receipt by the Issuing Bank (if received by the Issuing Bank no later than 10:00 a.m. Chicago time) of an irrevocable written request from the Company (with a copy sent by the Company to the Administrative Agent) or such shorter time as the Issuing Bank may agree in a particular instance in its sole discretion. Each such request for issuance of a Letter of Credit shall be by facsimile, confirmed immediately in an original writing, in the form of an L/C Application, and shall specify in form and detail satisfactory to the Issuing Bank such matters as the Issuing Bank may require.

            (b) At least two Business Days prior to the Issuance of any Letter of Credit, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of the L/C Application or L/C Amendment Application from the Company and, if the Administrative Agent has not received such copy, the Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the Issuing Bank has received notice on or before the Business Day immediately preceding the date the Issuing Bank is to issue a requested Letter of Credit from the Administrative Agent (A) directing the Issuing Bank not to issue such Letter of Credit because such issuance is not then permitted under SUBSECTION 3.01(b); or (B) that one or more conditions specified in ARTICLE V are not then satisfied; then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Company in accordance with the Issuing Bank's usual and customary business practices.

            (c) From time to time while a Letter of Credit is outstanding and prior to the Termination Date, the Issuing Bank will, upon the written request of the Company received by the Issuing Bank (with a copy sent by the Company to the Administrative Agent) at or before 10:00 a.m. Chicago Time at least two (2) Business Days (or such shorter time as the Issuing Bank may agree in a particular instance in its sole discretion), amend any Letter of Credit issued by it. Each such request for amendment of a Letter of Credit shall be made by facsimile, confirmed immediately in an original writing, and made in such form as the Issuing Bank may require. The Issuing Bank shall be under no obligation to amend any Letter of Credit if: (A) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms of this Agreement; or (B) the beneficiary of any such Letter of Credit does not accept the proposed amendment to the Letter of Credit.

            (d) Upon receipt of notice from the Issuing Bank, the Administrative Agent will promptly notify the Lenders of the Issuance of a Letter of Credit and any amendment thereto.

            (e) If any outstanding Letter of Credit shall provide that it shall be automatically renewed unless the beneficiary thereof receives notice from the Issuing Bank that such Letter of Credit shall not be renewed, the Issuing Bank shall be permitted to allow such Letter of Credit to renew, and the Company and the Lenders hereby authorize such renewal. The Issuing Bank shall not be obligated to allow such Letter of Credit to renew if the Issuing Bank would have no obligation at such time to issue or amend such Letter of Credit under the terms of this Agreement.

            (f) The Issuing Bank may, at its election (or as required by the Administrative Agent at the direction of the Majority Lenders), deliver any notices of termination or other communications to any Letter of Credit beneficiary, and take any other action as necessary or appropriate, at any time and from time to time, in order to cause the expiry date of such Letter of Credit to be a date not later than the Termination Date.

            (g) This Agreement shall control in the event of any conflict with any L/C-Related Document (other than any Letter of Credit).

            (h) The Issuing Bank will also deliver to the Administrative Agent, concurrently or promptly following its delivery of a Letter of Credit, or amendment to or renewal of a Letter of Credit, to an advising bank or a beneficiary, a true and complete copy of each such Letter of Credit or amendment to or renewal of a Letter of Credit.

      3.03 Existing Letters of Credit, Risk Participations, Drawings and Reimbursements.

            (a) On and after the Execution Date, the Existing Letters of Credit shall be deemed for all purposes, including for purposes of the fees to be collected pursuant to SUBSECTIONS 3.08(a) and 3.08(c), and reimbursement of costs and expenses to the extent provided herein, Letters of Credit outstanding under this Agreement and entitled to the benefits of this Agreement and the other Loan Documents, and shall be governed by the applications and agreements pertaining thereto and by this

Agreement. Each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank on the Execution Date a participation in each such Letter of Credit and each drawing thereunder in an amount equal to the product of (i) such Lender's Pro Rata Share times (ii) the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively. For purposes of SECTION 2.01 and SUBSECTION 2.09(b), the Existing Letters of Credit shall be deemed to utilize pro rata the Commitment of each Lender.

            (b) Immediately upon the Issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank a participation in such Letter of Credit and each drawing thereunder in an amount equal to the product of (i) the Pro Rata Share of such Lender, times (ii) the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively. For purposes of
SECTION 2.01, each Issuance of a Letter of Credit shall be deemed to utilize the Commitment of each Lender by an amount equal to the amount of such participation.

            (c) In the event of any request for a drawing under a Letter of Credit by the beneficiary thereof, the Issuing Bank will promptly notify the Company. The Company shall reimburse the Issuing Bank prior to 10:00 a.m. (Dallas, Texas time), on each date that any amount is paid by the Issuing Bank under any Letter of Credit (each such date, an "HONOR DATE"), in an amount equal to the amount so paid by the Issuing Bank. In the event the Company fails to reimburse the Issuing Bank for the full amount of any drawing under any Letter of Credit by 10:00 a.m. (Dallas, Texas time) on the Honor Date, the Issuing Bank will promptly notify the Administrative Agent and the Administrative Agent will promptly notify each Lender thereof, and the Company shall be deemed to have requested that Base Rate Loans be made by the Lenders to be disbursed on the Honor Date under such Letter of Credit, subject to the amount of the unutilized portion of the Commitments and subject to the conditions set forth in ARTICLE V. Any notice given by the Issuing Bank or the Administrative Agent pursuant to this SUBSECTION 3.03(c) may be oral if immediately confirmed in writing (including by facsimile); provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

            (d) Each Lender shall upon any notice pursuant to SUBSECTION 3.03(c) make available to the Administrative Agent for the account of the relevant Issuing Bank an amount in Dollars and in immediately available funds equal to its Pro Rata Share of the amount of the drawing, whereupon the participating Lenders shall (subject to SUBSECTION 3.03(e)) each be deemed to have made a Revolving Loan consisting of a Base Rate Loan to the Company in that amount. If any Lender so notified fails to make available to the Administrative Agent for the account of the Issuing Bank the amount of such Lender's Pro Rata Share of the amount of the drawing by no later than 12:00 noon (Dallas, Texas time) on the Honor Date, then interest shall accrue on such Lender's obligation to make such payment, from the Honor Date to the date such Lender makes such payment, at a rate per annum equal to the Federal Funds Rate in effect from time to time during such period. The Administrative Agent will promptly give notice to each Lender of the occurrence of the Honor Date, but failure of the Administrative Agent to give any such notice on the Honor Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligations under this SECTION 3.03.

            (e) With respect to any unreimbursed drawing that is not converted into Revolving Loans consisting of Base Rate Loans to the Company in whole or in part, because of the Company's failure to satisfy the conditions set forth in
ARTICLE V or for any other reason, the Company shall be deemed to have incurred from the Issuing Bank an L/C Borrowing in the amount of such drawing, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at a rate per annum equal to the Base Rate plus 2% per annum, and each Lender's payment to the Issuing Bank pursuant to SUBSECTION 3.03(d) shall be deemed payment in respect of its participation in such L/C

Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this SECTION 3.03.

            (f) Each Lender's obligation in accordance with this Agreement to make the Revolving Loans or L/C Advances, as contemplated by this SECTION 3.03, as a result of a drawing under a Letter of Credit, shall be absolute and unconditional and without recourse to the Issuing Bank and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Bank, the Company or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default, an Event of Default or a Material Adverse Effect; or
(iii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided, however, that each Lender's obligation to make Revolving Loans under this SECTION 3.03 is subject to the conditions set forth in ARTICLE V.

      3.04 Repayment of Participations.

            (a) When the Administrative Agent receives (and only if the Administrative Agent receives), for the account of the Issuing Bank, immediately available funds from the Company (i) in reimbursement of any payment made by the Issuing Bank under the Letter of Credit with respect to which any Lender has paid the Administrative Agent for the account of the Issuing Bank for such Lender's participation in the Letter of Credit pursuant to SECTION 3.03 or (ii) in payment of interest thereon, the Administrative Agent will pay to each Lender, in the same funds as those received by the Administrative Agent for the account of the Issuing Bank, the amount of such Lender's Pro Rata Share of such funds, and the Issuing Bank shall receive the amount of the Pro Rata Share of such funds of any Lender that did not so pay the Administrative Agent for the account of the Issuing Bank.

            (b) If the Administrative Agent or the Issuing Bank is required at any time to return to the Company, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by the Company to the Administrative Agent for the account of the Issuing Bank pursuant to SUBSECTION 3.04(a) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Lender shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent or the Issuing Bank the amount of its Pro Rata Share of any amounts so returned by the Administrative Agent or the Issuing Bank plus interest thereon from the date such demand is made to the date such amounts are returned by such Lender to the Administrative Agent or the Issuing Bank, at a rate per annum equal to the Federal Funds Rate in effect from time to time.

      3.05 Role of the Issuing Bank.

            (a) Each Lender and the Company agree that, in paying any drawing under a Letter of Credit, the Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and other documents, if any, expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.

            (b) No Agent-Related Person nor any of the respective correspondents, participants or assignees of the Issuing Bank shall be liable to any Lender for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders (including the Majority Lenders, as applicable); (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any L/C-Related Document.

            (c) The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Company's pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. No Agent-Related Person, nor any of the respective correspondents, participants or assignees of the Issuing Bank, shall be liable or responsible for any of the matters described in CLAUSES (I) through
(VII) of SECTION 3.06; provided, however, anything in such clauses to the contrary notwithstanding, that the Company may have a claim against the Issuing Bank, and the Issuing Bank may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company which the Company proves were caused by the Issuing Bank's willful misconduct or gross negligence in failing to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft, certificate(s) and other documents, if any, strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing: (i) the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; and (ii) the Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

      3.06 Obligations Absolute. The obligations of the Company under this Agreement and any L/C-Related Document to reimburse the Issuing Bank for a drawing under a Letter of Credit, and to repay any L/C Borrowing and any drawing under a Letter of Credit converted into Revolving Loans, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other L/C-Related Document under all circumstances, including the following: (i) any lack of validity or enforceability of this Agreement or any L/C-Related Document; (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Company in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the L/C-Related Documents;
(iii) the existence of any claim, set-off, defense or other right that the Company may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C-Related Documents or any unrelated transaction; (iv) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit; (v) any payment by the Issuing Bank under any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of any Letter of Credit; or any payment made by the Issuing Bank under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any Insolvency Proceeding; (vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the obligations of the Company in respect of any Letter of Credit; or (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or a guarantor.

      3.07 Cash Collateral Pledge.

            (a) The Company shall immediately Cash Collateralize the L/C Obligations in an amount equal to the L/C Obligations upon the occurrence of either of the following: (i) upon the request of the Administrative Agent, if the Issuing Bank has honored any full or partial drawing request on any Letter of Credit and such drawing has resulted in an L/C Borrowing hereunder, or (ii) upon the occurrence of the circumstances described in SUBSECTION 2.07(b) requiring the Company to Cash Collateralize Letters of Credit.

            (b) If, on the Termination Date, any one or more Letters of Credit for any reason remain outstanding and partially or wholly undrawn, then the Company shall on such date Cash Collateralize the L/C Obligations in an amount equal to 110% of the L/C Obligations.

      3.08 Letter of Credit Fees.

            (a) The Company shall pay to the Administrative Agent for the account of each of the Lenders a letter of credit fee (the "RISK PARTICIPATION FEE") with respect to the Letters of Credit equal to (i) the percent per annum therefor specified in SCHEDULE 2.02 corresponding to the applicable pricing level determined in accordance therewith multiplied by (ii) the average daily maximum amount available to be drawn on the outstanding Letters of Credit, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon Letters of Credit outstanding for that quarter as calculated by the Administrative Agent. Such Risk Participation Fee shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter during which Letters of Credit are outstanding, commencing on the first such quarterly date to occur after the Execution Date, through the Termination Date (or such later date upon which the outstanding Letters of Credit shall expire), with the final payment to be made on the Termination Date (or such later expiration date).

            (b) The Company shall pay to the Administrative Agent for the account of the Issuing Bank a letter of credit fronting fee (the "FRONTING FEE") for each Letter of Credit Issued by the Issuing Bank equal to .125% per annum of the average daily maximum amount available to be drawn on the outstanding Letters of Credit, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon Letters of Credit outstanding for that quarter.

            (c) The Company shall pay to the Issuing Bank from time to time on demand the normal issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Issuing Bank relating to letters of credit as from time to time in effect.

      3.09 Cash Collateralization.

            (a) If any Event of Default shall occur and be continuing, the Company agrees that it shall on the Business Day it receives notice from the Administrative Agent, acting upon instructions of the Majority Lenders, deposit in an account (the "CASH COLLATERAL ACCOUNT") held by the Administrative Agent, for the benefit of the Lenders, an amount in cash equal to the Letter of Credit Obligations as of such date. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Cash collateral shall be held in a blocked, non-interest bearing account held by the Administrative Agent or any Affiliate of the Administrative Agent upon such terms and in such type of account as customary at that depository institution. The Company shall pay any fees charged by such depository institution which fees are of the type customarily charged by such institution with respect to such accounts. Moneys in such account shall (i) be applied by the Administrative Agent to the payment of Letter of Credit Borrowings and interest thereon, (ii) be held for the satisfaction of the reimbursement obligations of the Company in respect of Letters of Credit, and (iii) if the maturity of the Loans has been accelerated, with the consent of the Majority Lenders, be applied to satisfy the Obligations (pro rata with any obligations to the Swap Providers under Specified Swap Contracts then due and payable, in accordance with the Security Agreement).

            (b) As security for the payment of all Obligations, the Company hereby grants, conveys, assigns, pledges, sets over and transfers to the Administrative Agent, and creates in the Administrative Agent's favor a Lien on, and security interest, in all money, instruments and securities at any time held in or acquired in connection with the Cash Collateral Account, together with all proceeds thereof. At any time and from time to time, upon the Administrative Agent's request, the Company promptly shall execute and deliver any and all such further instruments and documents as may be necessary, appropriate or desirable in the Administrative Agent's judgment to obtain the full benefits (including perfection and priority) of the security interest created or intended to be created by this SUBSECTION 3.09(b) and of the rights and powers herein granted.

      3.10 Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the Issuing Bank and the Company when a Letter of Credit is issued (including any such agreement applicable to Existing Letters of Credit), (a) the rules of the "International Standby Practices 1998" published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (b) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the "ICC") at the time of issuance (including the ICC decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro)) shall apply to each commercial Letter of Credit.

                                   ARTICLE IV

                     TAXES, YIELD PROTECTION AND ILLEGALITY

      4.01 Taxes.

            (a) Any and all payments by the Company to each Lender or the Administrative Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for any Taxes. In addition, the Company shall pay all Other Taxes.

            (b) The Company agrees to indemnify and hold harmless each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by the Lender or the Administrative Agent and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date the Lender or the Administrative Agent makes written demand therefor.

            (c) If the Company shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, then: (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) such Lender or the Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made; (ii) the Company shall make such deductions and withholdings; (iii) the Company shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and (iv) the Company shall also pay to each Lender or the Administrative Agent for the account of such Lender, at the time interest is paid, all additional amounts which the respective Lender specifies as necessary to preserve the after-tax yield the Lender would have received if such Taxes or Other Taxes had not been imposed.

            (d) Within 30 days after the date of any payment by the Company of Taxes or Other Taxes, the Company shall furnish the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Administrative Agent.

            (e) If the Company is required to pay additional amounts to any Lender or the Administrative Agent pursuant to SUBSECTION (c) of this Section, then upon written request of the Company such Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Company which may thereafter accrue, if such change in the judgment of such Lender is not otherwise disadvantageous to such Lender.

      4.02 Illegality.

            (a) If any Lender determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make Offshore Rate Loans, then, on notice thereof by the Lender to the Company through the Administrative Agent, any obligation of that Lender to make Offshore Rate Loans shall be suspended until the Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist.

            (b) If a Lender determines that it is unlawful to maintain any Offshore Rate Loan, the Company shall, upon its receipt of notice of such fact and demand from such Lender (with a copy to the Administrative Agent), prepay in full such Offshore Rate Loans of that Lender then outstanding, together with interest accrued thereon and amounts required under SECTION 4.04, either on the last day of the Interest Period thereof, if the Lender may lawfully continue to maintain such Offshore Rate Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such Offshore Rate Loan. If the Company is required to so prepay any Offshore Rate Loan, then concurrently with such prepayment, the Company shall borrow from the affected Lender, in the amount of such repayment, a Base Rate Loan.

            (c) If the obligation of any Lender to make or maintain Offshore Rate Loans has been so terminated or suspended, all Loans which would otherwise be made by the Lender as Offshore Rate Loans shall be instead Base Rate Loans.

            (d) Before giving any notice to the Administrative Agent under this Section, the affected Lender shall designate a different Lending Office with respect to its Offshore Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.

      4.03 Increased Costs and Reduction of Return.

            (a) If any Lender determines that, due to either (i) the introduction of or any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the Offshore
Rate) in or in the interpretation of any law or regulation or (ii) the compliance by that Lender with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Offshore Rate Loans or participating in Letters of Credit, or, in the case of the Issuing Bank, any increase in the cost to the Issuing Bank of agreeing to issue, issuing or maintaining any Letter of Credit or of agreeing to make or making, funding or maintaining any unpaid drawing under any Letter of Credit, then the Company shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Administrative Agent), pay to the

Administrative Agent for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs.

            (b) If any Lender shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Lender (or its Lending Office) or any corporation controlling the Lender with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by the Lender or any corporation controlling the Lender and (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy and such Lender's desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitments, loans, credits or obligations under this Agreement, then, upon demand of such Lender to the Company through the Administrative Agent, the Company shall pay to the Lender, from time to time as specified by the Lender, additional amounts sufficient to compensate the Lender for such increase.

      4.04 Funding Losses. The Company shall reimburse each Lender and hold each Lender harmless from any loss, cost or expense which the Lender may sustain or incur as a consequence of: (a) the failure of the Company to make on a timely basis any payment of principal of any Offshore Rate Loan; (b) the failure of the Company to borrow, continue or convert a Loan after the Company has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation (including by reason of the failure to satisfy any condition precedent thereto); (c) the failure of the Company to make any prepayment in accordance with any notice delivered under SECTION 2.06; (d) the prepayment (including pursuant to SECTION 2.07 or 2.08) or other payment (including after acceleration thereof) of an Offshore Rate Loan on a day that is not the last day of the relevant Interest Period; or (e) the automatic conversion under SECTION 2.04 of any Offshore Rate Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period; including any such loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Offshore Rate Loans or from fees payable to terminate the deposits from which such funds were obtained. The Company shall also pay customary administrative fees charged by such Lender in connection with the foregoing. For purposes of calculating amounts payable by the Company to the Lenders under this Section and under SUBSECTION 4.03(a), each Offshore Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the Offshore Rate for such Offshore Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Offshore Rate Loan is in fact so funded.

      4.05 Inability to Determine Rates. If the Administrative Agent determines that for any reason adequate and reasonable means do not exist for determining the Offshore Rate for any requested Interest Period with respect to a proposed Offshore Rate Loan, or that the Offshore Rate applicable pursuant to SUBSECTION 2.08(b)(i) for any requested Interest Period with respect to a proposed Offshore Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, the obligation of the Lenders to make or maintain Offshore Rate Loans hereunder shall be suspended until the Administrative Agent upon the instruction of the Majority Lenders revokes such notice in writing. Upon receipt of such notice, the Company may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Company does not revoke such Notice, the Lenders shall make, convert or continue the Loans, as proposed by the Company, in the amount specified in the applicable notice submitted by the Company, but such Loans shall be made, converted or continued as Base Rate Loans instead of Offshore Rate Loans.

      4.06 Certificates of Lenders. Any Lender claiming reimbursement or compensation under this ARTICLE IV shall deliver to the Company (with a copy to the Administrative Agent) a certificate setting forth in reasonable detail the amount payable to the Lender hereunder and such certificate shall be conclusive and binding on the Company in the absence of manifest error.

      4.07 Substitution of Lenders. Upon the receipt by the Company from any Lender (an "AFFECTED LENDER") of a notice of illegality under SECTION 4.02 or a claim for compensation under SECTION 4.03, or the Company being or becoming liable with respect to payments hereunder to any Lender (also an "AFFECTED LENDER") for any Taxes pursuant to SECTION 4.01 assessed at a rate in excess of the rate of any such Taxes for which it is liable with respect to payments to any other Lender hereunder, the Company may: (i) request the Affected Lender to use its best efforts to obtain a replacement bank or financial institution satisfactory to the Administrative Agent (a "REPLACEMENT LENDER") to acquire and assume all or a ratable part of all of such Affected Lender's Loans and Commitment, and, if such Affected Lender or any Affiliate thereof is a Swap Provider, all specified Swap Contracts of such Affected Lender and its Affiliates; (ii) request one more of the other Lenders to acquire and assume all or part of such Affected Lender's Loans and Commitment, and, if such Affected Lender or any Affiliate thereof is a Swap Provider, all specified Swap Contracts of such Affected Lender and its Affiliates, but none of the Lenders shall have any obligation to do so; or (iii) designate a Replacement Lender satisfactory to the Administrative Agent. Any such designation of a Replacement Lender under CLAUSE (I) or (III) shall be subject to the prior written consent of the Administrative Agent which consent shall not be unreasonably withheld.

      4.08 Survival. The agreements and obligations of the Company in this
ARTICLE IV shall survive the payment of all other Obligations.

                                    ARTICLE V

                              CONDITIONS PRECEDENT

      5.01 Conditions of Initial Credit Extensions. The obligation of each Lender to make its initial Credit Extension and the obligation of the Issuing Bank to issue the first Letter of Credit hereunder is subject to the condition that the Administrative Agent shall have received on or before the Closing Date all of the following, in form and substance satisfactory to the Administrative Agent and each Lender, and in sufficient copies for each Lender:

            (a) Credit Agreement, Notes, Guaranty, and Perfection Certificate. This Agreement, the Notes, and the Guaranty executed by each party thereto, and a certificate in such form and detail as the Administrative Agent may require as to matters relating to the Collateral;

            (b) Resolutions; Incumbency Organization Documents. (i) Resolutions of the board of directors of the Company and each Guarantor authorizing the transactions contemplated hereby, certified as of the Closing Date by the Secretary or an Assistant Secretary of such Person; (ii) Certificates of the Secretary or Assistant Secretary of the Company and each Guarantor certifying the names and true signatures of the officers or such Person authorized to execute, deliver and perform, as applicable, this Agreement, the Notes, the Guaranties and all other Loan Documents to be delivered by it hereunder; and
(iii) Articles or certificates of incorporation and the bylaws of the Company and each Guarantor as in effect on the Closing Date, certified by the Secretary or Assistant Secretary of the such Person as of the Closing Date, or a certificate of the Secretary or Assistant Secretary certifying that such articles and bylaws have not been amended since delivered to the Administrative Agent pursuant to the Existing Credit Agreement;

            (c) Certificate (Organization, Qualification and Good Standing). A certificate signed by a Responsible Officer, dated as of the Execution Date, identifying those states in which the ownership, lease or operation of property or the conduct of its business requires the Company and each of the Guarantors, respectively, to be qualified or licensed to do business as a foreign corporation, and attaching thereto, with respect to the Company and each of the Guarantors, respectively, certificates of the Secretary of State (and/or similar applicable Governmental Authority) of its state of incorporation or organization and each such state where it is so required to be qualified or licensed to do business as a foreign corporation, certifying as of a recent date each such Person's existence or qualification, as applicable, and good standing in each such jurisdictions;

            (d) Legal Opinions. Copies of (i) a favorable opinion of Kim Bullerdick, Counsel to the Company, addressed to the Administrative Agent and the Lenders, substantially in the form of EXHIBIT D-1; and (ii) a favorable opinion of Fennemore Craig, P.C., special counsel to the Company, addressed to the Administrative Agent and the Lenders, substantially in the form of EXHIBIT D-2;

            (e) Payment of Fees. Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses owed pursuant to this Agreement and the Fee Letter to the extent then due and payable on the Closing Date, together with Attorney Costs of the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute the Administrative Agent's estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Company and the Administrative Agent); including any such costs, fees and expenses arising under or referenced in SECTIONS 2.09 and 11.04;

            (f) Certificate (Representations and Warranties, Etc.). A certificate signed by a Responsible Officer, dated as of the Closing Date, stating that (i) the representations and warranties contained in ARTICLE VI are true and correct on and as of such date, as though made on and as of such date;
(ii) no Default or Event of Default exists or would result from the Credit Extension being made on the Closing Date; (iii) no litigation is pending or threatened against the Company or any Subsidiary in which there is a reasonable probability of an adverse decision which would result in a Material Adverse Effect; and (iv) there has occurred since December 31, 2000, no event or circumstance that has resulted or would reasonably be expected to result in a Material Adverse Effect;

            (g) Certificate (Repurchased Shares). A certificate signed by a Responsible Officer, dated as of the Closing Date, setting forth the number of shares of the Company's stock that the Company has purchased, redeemed or otherwise acquired since November 23, 1998.

            (h) Certificate (Borrowing Base Certificate). A copy of the most recent Borrowing Base Certificate, certified by a Responsible Officer.

            (i) Collateral Documents. The Collateral Documents, executed by the Company and by each Subsidiary (other than Navajo Convenient Stores Co., LLC) that has assets or conducts business, in appropriate form for recording, where necessary, together with:

                  (i) such Lien and judgment searches as the Administrative Agent shall have requested, and such termination statements or other documents as may be necessary to confirm that the Collateral is subject to no other Liens (other than Permitted Liens) in favor of any Persons;

                  (ii) funds sufficient to pay any filing or recording tax or fee in connection with any and all UCC-1 financing statements;

                  (iii) evidence that the Administrative Agent has been named as loss payee under all policies of casualty insurance pertaining to the Collateral;

                  (iv) such consents, estoppels, subordination agreements and other documents and instruments executed by landlords and other Persons party to material contracts relating to any Collateral as to which the Administrative Agent shall be granted a Lien for the benefit of the Lenders, as requested by the Administrative Agent or any Lender; and

                  (v) evidence that all other actions necessary or, in the opinion of the Administrative Agent or the Lenders, desirable to perfect and protect the first priority Lien created by the Collateral Documents, and to enhance the Administrative Agent's ability to preserve and protect its interests in and access to the Collateral, have been taken; and

                  (j) Other Documents. Such other approvals, opinions, documents or materials as the Administrative Agent or any Lender may request.

      5.02 Conditions to All Credit Extensions. The obligation of each Lender to make any Revolving Loan to be made by it (including its initial Revolving Loan) or to continue or convert any Revolving Loan under SECTION 2.04 and the obligation of the Issuing Bank to Issue any Letter of Credit (including the initial Letter of Credit) is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date, Conversion/Continuation Date or Issuance Date:

            (a) Notice, Application. The Administrative Agent shall have received a timely Notice of Borrowing or a timely Notice of Conversion/Continuation, as applicable, or, in the case of any Issuance of any Letter of Credit, the Issuing Bank and the Administrative Agent shall have received an L/C Application or L/C Amendment Application, as required under
SECTION 3.02;

            (b) Continuation of Representations and Warranties. The representations and warranties in ARTICLE VI shall be true and correct on and as of such Borrowing Date, Issuance Date or Conversion/Continuation Date with the same effect as if made on and as of such Borrowing Date, Issuance Date or Conversion/Continuation Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date);

            (c) No Existing Default. No Default or Event of Default shall exist or shall result from such Credit Extension or continuation or conversion;

            (d) No Material Adverse Effect. No event or circumstance shall have occurred that has resulted or would reasonably be expected to result in a Material Adverse Effect; and

            (e) No Future Advance Notice. Neither the Administrative Agent nor any Lender shall have received any notice that any Collateral Document will no longer secure on a first priority basis future advances or future Loans to be made or extended under this Agreement.

Each Notice of Borrowing, Notice of Conversion/Continuation and L/C Application or L/C Amendment Application submitted by the Company hereunder shall constitute a representation and warranty by the Company hereunder, as of the date of each such notice and as of each Borrowing Date, Conversion/Continuation Date, or Issuance Date, as applicable, that the conditions in SECTION 5.02 are satisfied.

                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

      The Company represents and warrants to the Administrative Agent and each Lender that:

      6.01 Corporate Existence and Power. The Company and each of its Material
Subsidiaries: (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (b) has the power and authority and all material governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents; (c) is duly qualified as a foreign corporation and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and (d) is in compliance in all material respects with all Requirements of Law; except, in each case referred to in CLAUSE (b), (c) and (d), to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

      6.02 Corporate Authorization; No Contravention. The execution, delivery and performance by the Company and its Subsidiaries of this Agreement and each other Loan Document to which such Person is a party, have been duly authorized by all necessary corporate action, and do not and will not: (a) contravene the terms of any of that Person's Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any material Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject; or (c) violate any Requirement of Law.

      6.03 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company or any of its Subsidiaries of this Agreement or any other Loan Document to which it is a party.

      6.04 Binding Effect. This Agreement and each other Loan Document to which the Company or any of its Subsidiaries is a party constitute the legal, valid and binding obligations of the Company and any of its Subsidiaries to the extent it is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

      6.05 Litigation. There are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Company, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Company, or its Subsidiaries or any of their respective properties which: (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or (b) if determined adversely to the Company or its Subsidiaries, would reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the Acquisition, execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

      6.06 No Default. No Default or Event of Default exists or would be reasonably expected to result from the incurring of any Obligations by the Company or from the grant or perfection of the Liens of the Administrative Agent and the Lenders on the Collateral. Neither the Company nor any Material

Subsidiary is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Closing Date, create an Event of Default under SUBSECTION 9.01(E).

      6.07 ERISA Compliance.

            (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the best knowledge of the Company, nothing has occurred which would cause the loss of such qualification. The Company and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

            (b) There are no pending or, to the best knowledge of Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or would reasonably be expected to result in a Material Adverse Effect.

            (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under
Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) or ERISA.

      6.08 Use of Proceeds; Margin Regulations. The proceeds of the Loans shall be used solely for the purposes set forth in and permitted by SECTION 7.13 and
SECTION 8.07. Neither the Company nor any Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock. Margin Stock does not constitute more than 25% of the value of the consolidated assets of the Company and its Subsidiaries, and the Company does not have any present intention that Margin Stock will constitute more than 25% of the value of such assets.

      6.09 Title to Properties. The Company and each Subsidiary have good record and marketable title in fee simple to, or valid leasehold interests in, or other sufficient title to all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Company and its Subsidiaries is subject to no Liens, other than Permitted Liens.

      6.10 Taxes. The Company and its Subsidiaries have filed all Federal tax returns and reports required to be filed, and have paid all Federal taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. The Company and its Subsidiaries have filed all material state and other material non-Federal tax returns and reports required to be filed, and have paid all material state and other material non-Federal taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP, except where failure to do so would not reasonably be expected to have a Material Adverse Effect. To the Company's knowledge, there is no proposed tax assessment against the Company or any Subsidiary that would, if made, reasonably be expected to have a Material Adverse Effect.

      6.11 Financial Condition. The unaudited consolidated financial statements of the Company and its Subsidiaries dated September 30, 2001, and the related consolidated statements of income or operations, shareholders' equity and cash flows for the fiscal quarter ended on that date: (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the date thereof and results of operations for the period covered thereby (subject to ordinary, good faith year-end adjustments); and (iii) show all material Indebtedness and other liabilities, direct or contingent, of the Company and its consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Contingent Obligations. Since December 31, 2000, there has been no Material Adverse Effect.

      6.12 Environmental Matters. The Company conducts in the ordinary course of business a review of the effect of existing Environmental Laws and existing Environmental Claims on its business, operations and properties, and as a result thereof the Company has reasonably concluded that such Environmental Laws and Environmental Claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

      6.13 Regulated Entities. None of the Company, any Person controlling the Company, or any Subsidiary, is an "Investment Company" within the meaning of the Investment Company Act of 1940. The Company is not subject to any provision of the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or any state public utilities code, or of any other Federal or state statute or regulation, limiting its ability to incur Indebtedness.

      6.14 No Burdensome Restrictions. Neither the Company nor any Subsidiary is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document, or any Requirement of Law, which would reasonably be expected to have a Material Adverse Effect.

      6.15 Copyrights, Patents, Trademarks and Licenses, etc. The Company or its Subsidiaries own or are licensed or otherwise have the right to use all of the material patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any Subsidiary infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Company, proposed, which, in either case, would reasonably be expected to have a Material Adverse Effect.

      6.16 Subsidiaries. As of the Execution Date, the Company has no Subsidiaries other than those specifically disclosed in PART (a) of SCHEDULE
6.16 hereto and has no material equity investments in any other corporation or entity other than those specifically disclosed in PART (b) of SCHEDULE 6.16.

      6.17 Insurance. The properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or such Subsidiary operates.

      6.18 Full Disclosure. None of the representations or warranties made by the Company or any Subsidiary in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, written statement or certificate furnished by or on behalf of the Company or any Subsidiary in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of the Company to the Lenders prior to the Execution Date), taken as whole, contains any untrue statement of a material fact known to the Company or omits any material fact known to the Company required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

      6.19 Solvency. The Company and its Subsidiaries, taken as a whole, and the Company, individually, and each of the Guarantors, individually, is Solvent.

      6.20 Labor Relations. There is (a) no significant unfair labor practice complaint pending against the Company or any of its Subsidiaries or, to the knowledge of the Company, threatened against any of them, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Company or any of its Subsidiaries or, to the knowledge of the Company, threatened against any of them, (b) no significant strike, labor dispute, slowdown or stoppage pending against the Company or any of its Subsidiaries or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries and (c) to the knowledge of the Company, no union representation question existing with respect to the employees of the Company or any of its Subsidiaries and, to the knowledge of the Company, no union organizing activities are taking place, except (with respect to any matter specified in CLAUSE (a), (b) or (c) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

      6.21 Collateral Documents.

            (a) The provisions of each of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Lenders, a legal, valid and enforceable first priority security interest in all right, title and interest of the Company and its Subsidiaries in the collateral described therein; and financing statements have been filed in the offices in all of the jurisdictions listed in the schedule to the Security Agreement.

            (b) All representations and warranties of the Company and any of its Subsidiaries party thereto contained in the Collateral Documents are true and correct in all material respects.

      6.22 Purchase, Redemption and Acquisition of Shares.

      Since September 30, 2001, the Company has purchased, redeemed or otherwise acquired 400,000 shares of its common stock.

                                   ARTICLE VII

                              AFFIRMATIVE COVENANTS

      So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, unless the Majority Lenders waive compliance in writing:

      7.01 Financial Statements. The Company shall maintain for itself and each Subsidiary, a system of accounting established and administered in accordance with GAAP and deliver to the Administrative Agent, with sufficient copies for each Lender:

            (a) As soon as available, but not later than 90 days after the end of each fiscal year a copy of the annual audited consolidated financial statement of the Company as at the end of such year and the related consolidated statements of income or operations, shareholders' equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and such financial statements shall be accompanied by the opinion of a nationally recognized independent public accounting firm (the "INDEPENDENT AUDITOR"), which opinion shall state that such consolidated financial statements present fairly in all material respects the financial position and results of operations of the Company and its Consolidated Subsidiaries for the periods indicated in conformity with GAAP applied on a basis consistent with prior years. Such opinion shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Company's or any Subsidiary's records; and

            (b) As soon as available, but not later than 45 days after the close of each of the first three quarterly periods each fiscal year, a copy of the unaudited consolidated balance sheet of the Company as of the end of such quarter and the related consolidated statements of income, shareholders' equity and cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments), the financial position and the results of operations of the Company and its Consolidated Subsidiaries.

      7.02 Certificates; Other Information. The Company shall furnish to the Administrative Agent, with sufficient copies for each Lender:

            (a) As soon as available, but not later than 24 days after the close of each month until the Termination Date, a Borrowing Base Report in the form of EXHIBIT H hereto, certified by a Responsible Officer as fairly presenting the Eligible Refinery Hydrocarbon Inventory and Eligible Accounts Receivable as of the last day of the immediately preceding month;

            (b) concurrently with the delivery of the financial statements referred to in SUBSECTIONS 7.01(a) and (b), a Compliance Certificate executed by a Responsible Officer;

            (c) promptly, copies of all financial statements and reports that the Company sends to its shareholders, and, promptly after the filing thereof, copies of all financial statements and regular, periodical or special reports (including Forms 10K, 10Q and 8K) that the Company or any Subsidiary may make to, or file with, the SEC; and

            (d) promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary as the Administrative Agent, at the request of any Lender, may from time to time reasonably request.

      7.03 Notices. The Company shall promptly notify the Administrative Agent:

            (a) of the occurrence of any Default or Event of Default, and of the occurrence or existence of any event or circumstance that would reasonably be expected to become a Default or Event of Default;

            (b) of any matter that has resulted or may reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Subsidiary;
(ii) any dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Subsidiary; including pursuant to any applicable Environmental Laws;

            (c) of the occurrence of any of the following events affecting the Company or any ERISA Affiliate (but in no event more than 10 days after such event), and deliver to the Administrative Agent and each Lender a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Company or any ERISA Affiliate with respect to such event: (i) an ERISA Event; (ii) a material increase in the Unfunded Pension Liability of any Pension Plan; (iii) the adoption of, or the commencement of contributions to, any Plan subject to
Section 412 of the Code by the Company or any ERISA Affiliate; or (iv) the adoption of any amendment to a Plan subject to Section 412 of the Code, if such amendment results in a material increase in contributions or Unfunded Pension Liability;

            (d) of any material change in accounting policies or financial reporting practices by the Company or any of its consolidated Subsidiaries;

            (e) of the entry by the Company or any of its Subsidiaries into any Specified Swap Contract, specifying the identity of the Swap Provider, the notional amount, the nature of the Specified Swap Contract and such other information as the Administrative Agent reasonably may request;

            (f) of the occurrence of any default, event of default, termination event or other event under any Specified Swap Contract that after the giving of notice, passage of time or both, would permit either counterparty to such Specified Swap Contract to terminate early any or all trades relating to such contract, and the liability, if any, of the Company or Subsidiary, as applicable, in the event thereof;

            (g) upon the request from time to time of the Administrative Agent, the Swap Termination Values, together with a description of the method by which such values were determined, relating to any then outstanding Swap Contracts to which the Company or any of its Subsidiaries is party; and

            (h)   of the formation or acquisition of any Material Subsidiary.

            Each notice under this Section shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Company or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under SUBSECTION 7.03(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been (or foreseeably will be) breached or violated.

      7.04 Preservation of Corporate Existence, Etc. The Company shall, and shall cause each of its Material Subsidiaries to:

            (a) preserve and maintain in full force and effect its corporate existence and good standing under the laws of its state or jurisdiction of incorporation except where the failure to do so would not reasonably be expected to have a Material Adverse Effect;

            (b) preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except where the failure to do so would not reasonably be expected to have a Material Adverse Effect;

            (c) use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; and

            (d) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

      7.05 Maintenance of Property. The Company shall, and shall cause each of its Material Subsidiaries to, maintain and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and to use the standard of care typical in the industry in the operation and maintenance of its facilities except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

      7.06 Insurance. In addition to any other insurance requirements set forth in the Security Documents, the Company shall, and shall cause each of its Subsidiaries to, maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

      7.07 Payment of Obligations. The Company shall, and shall cause each of its Material Subsidiaries to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including: (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company, such Guarantor or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness; except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

      7.08 Compliance with Laws. The Company shall, and shall cause each of its Subsidiaries to, comply in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act), except (x) such as may be contested in good faith or as to which a bona fide dispute may exist or (y) where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

      7.09 Compliance with ERISA. The Company shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under Section

401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code.

      7.10 Inspection of Property and Books and Records. The Company shall, and shall cause each of its Subsidiaries to, maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company and such Guarantor. The Company and each Guarantor shall, and shall cause each of their Subsidiaries to, permit, representatives and independent contractors of the Administrative Agent or any Lender to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, all at the expense of the Company and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, however, when an Event of Default exists the Administrative Agent or any Lender may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice.

      7.11 Environmental Laws. The Company shall, and shall cause each of its Subsidiaries to, conduct its operations and keep and maintain its property in compliance with all Environmental Laws except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

      7.12 New Subsidiary Guarantors; New Subsidiary Security Agreements.

            (a) If, at any time after the date of this Agreement, there exists any Subsidiary organized under the laws of any state in the United States of America that (i) has total assets with a book value of $2,000,000 or more or
(ii) executes a guaranty agreement with respect to the Indentures or any other indebtedness for borrowed money, then the Company shall cause each such Subsidiary to do the following: (x) execute and deliver to the Administrative Agent a Supplemental Guaranty and (y) furnish the Administrative Agent with a written opinion of counsel for each such Subsidiary Guarantor in substantially the form set forth in EXHIBITS D-1 and D-2; in each case with such revisions as may be reasonably requested by the Administrative Agent or the Majority Lenders.

            (b) The Company also shall cause each Person that becomes a Subsidiary after the date of this Agreement (excluding any Subsidiary that has no assets and conducts no business, but including any "inactive" Subsidiary that resumes active business at any time after the date of this Agreement) to (i) execute and deliver to the Administrative Agent a Security Agreement in substantially the form of EXHIBIT I in favor of the Administrative Agent, the Lenders and the other Swap Providers, together with such financing statements and other documents and instruments related thereto as the Administrative Agent or the Majority Lenders may require; (ii) take all other actions necessary or, in the opinion of the Administrative Agent or the Majority Lenders, desirable to perfect and protect the first priority Lien created by the Collateral Documents, and to enhance the Administrative Agent's ability to preserve and protect its interests in and access to the Collateral; and (iii) furnish the Administrative Agent with a written opinion of counsel for each such Person in substantially the form set forth in EXHIBITS D-1 and D-2; in each case with such revisions as may be reasonably requested by the Administrative Agent or the Majority Lenders.

            (c) Notwithstanding subsections (a) and (b) of this SECTION 7.12, as long as Navajo Convenient Stores Co., LLC has total assets with a book value of less than $5,000,000, Navajo Convenient Stores Co., LLC shall not be required to execute a Supplemental Guaranty nor execute a Security Agreement.

      7.13 Use of Proceeds. The Company shall use the proceeds of the Revolving Loans (a) to refinance existing indebtedness under the Existing Credit Agreement, (b) to make capital contributions and loans to the Guarantors for working capital expenditures, (c) for the issuance of standby letters of credit pursuant to ARTICLE III hereof in the ordinary course of business and (d) for Acquisitions otherwise permitted in accordance with the terms hereof; provided that the aggregate amount of proceeds used to finance Acquisitions during the term hereof shall not exceed $10,000,000.

      7.14 Subordinated Indebtedness. The Company shall maintain at least $150,000,000 in Subordinated Notes outstanding at all times throughout the term hereof.

      7.15 Further Assurances. Promptly upon request by the Administrative Agent or the Majority Lenders, the Company shall (and shall cause any of its Subsidiaries to) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all such further acts, deeds, conveyances, security agreements, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments the Administrative Agent or such Lenders, as the case may be, may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests covered by any of the Collateral Documents, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Administrative Agent and Lenders the rights granted or now or hereafter intended to be granted to the Lenders under any Loan Document or under any other document executed in connection therewith.

                                  ARTICLE VIII

                               NEGATIVE COVENANTS

      So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, unless the Majority Lenders waive compliance in writing:

      8.01 Limitation on Liens. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following (collectively, "PERMITTED LIENS"):

            (a) any Lien (other than a Lien on the Collateral) existing on property of the Company or any Subsidiary on the Execution Date and set forth in
SCHEDULE 8.01 securing Indebtedness outstanding on such date;

            (b) any Lien created under any Loan Document;

            (c) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by SECTION 7.07;

            (d) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar non-consensual statutory Liens (including statutory liens in favor of mineral interest owners, securing only amounts due for the purchase price, state royalty and taxes in respect of product severed from a production unit in New Mexico in which such interest owner owns an interest) arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

            (e) Liens (other than any Lien imposed by ERISA and other than Liens on the Collateral) consisting of pledges or deposits required in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation;

            (f) Liens (other than Liens on the Collateral) on the property of the Company, any Guarantor or any Subsidiary of any such Person securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) contingent obligations on surety and appeal bonds not exceeding $3,000,000 in the aggregate, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business;

            (g) easements, rights-of-way, restrictions, defects or other exceptions to title and other similar encumbrances with respect to real property incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of the Company and its Subsidiaries;

            (h) Liens (other than Liens on the Collateral) arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company, (ii) the Company (or applicable Subsidiary) maintains (subject to such right of set off) dominion and control over such account(s), and (iii) such deposit account is not intended by the Company, any Guarantor or any Subsidiary to provide cash collateral to the depository institution;

            (i) Liens (other than Liens on the Collateral) on any property acquired or held by the Company or its Subsidiaries in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property after the date hereof; provided that (i) any such Lien has attached prior to acquisition of such property or attaches to such property concurrently with or within 20 days after the acquisition thereof, (ii) such Lien attaches solely to the property so acquired in such transaction, (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such property, and (iv) the principal amount of the Indebtedness secured by any and all such purchase money security interests, together with all other Indebtedness securing Liens permitted under SUBSECTION 8.01(j) below, shall not exceed $5,000,000 in the aggregate at any time outstanding; and

            (j) Any Liens (other than Liens on the Collateral) not otherwise described in SUBSECTION 8.01(A) through (H) above, provided that the Indebtedness and other obligations secured by such Liens, together with all other Indebtedness securing Liens permitted under SUBSECTION 8.01(i), shall not at any time exceed $5,000,000 in the aggregate at any time outstanding.

      8.02 Disposition of Assets. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) (collectively, "DISPOSITIONS") any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

            (a) Dispositions of inventory, or used, worn-out or surplus equipment, all in the ordinary course of business;

            (b) The sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment;

            (c) Dispositions of assets by the Company or any Subsidiary to the Company or any Subsidiary;

            (d) Dispositions permitted pursuant to SECTION 8.03;

            (e) Dispositions of assets under an arrangement in the ordinary course of business whereby the Company or any Subsidiary would then or thereafter lease as lessee such assets under a Synthetic Lease; provided that
(i) at the time of such Disposition, no Event of Default shall exist or shall result from such Disposition, (ii) the aggregate book value of all such assets disposed of pursuant to this SUBSECTION 8.02(e) does not exceed $52,500,000 and
(iii) the net proceeds of such Disposition are used by the Company to repay Loans then outstanding; and

            (f) Dispositions of assets not otherwise permitted hereunder which are made for fair market value, provided, that (i) at the time of any such Disposition, no Event of Default shall exist or shall result from such Disposition, (ii) with respect to Dispositions of such assets by the Company and its Subsidiaries in the fiscal year ending December 31, 2001, the aggregate book value of such assets shall not exceed in the fiscal year the aggregate amount of $7,000,000, and with respect to Dispositions of such assets by the Company and its Subsidiaries in any fiscal year ending after December 31, 2001, the aggregate book value of such assets shall not exceed in any fiscal year the aggregate amount of $5,000,000

      8.03 Consolidations and Mergers. The Company shall not, and shall not permit any of its Material Subsidiaries to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except:

            (a) The Company may merge with any Person not otherwise permitted under SUBSECTION 8.03(B) below, provided that there is no Change in Control as a result of the merger and the surviving Person continues to meet all financial covenants herein for the Company and agrees to be bound by the terms of the Agreement and assumes in writing all Obligations;

            (b) any Subsidiary may merge with the Company, provided that the Company shall be the continuing or surviving corporation, or with any one or more Subsidiaries, provided that if any transaction shall be between a Subsidiary that is not a Wholly-Owned Subsidiary and a Wholly-Owned Subsidiary, the Wholly-Owned Subsidiary shall be the continuing or surviving corporation; and

            (c) any Subsidiary may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to the Company or a Wholly-Owned Subsidiary.

      8.04 Loans and Investments. The Company shall not purchase or acquire, or permit any of its Subsidiaries to purchase or acquire, or make any commitment therefor, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or make or commit to make any Acquisitions, or make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of the Company, except for:

            (a) investments in Cash Equivalents;

            (b) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business;

            (c) extensions of credit by the Company to any of its Wholly-Owned Subsidiaries or by any of its Wholly-Owned Subsidiaries to the Company or another of its Wholly-Owned Subsidiaries, and investments by the Company or any Guarantor or any of its or their Subsidiaries in any of the Company's Wholly-Owned Subsidiaries;

            (d) investments incurred in order to consummate Acquisitions, provided that (i) such Acquisitions are undertaken in accordance with all applicable Requirements of Law; (ii) the prior, effective written consent or approval to such Acquisition of the board of directors or equivalent governing body of the acquiree is obtained; and (iii) no Default or Event of Default shall have occurred either prior to or subsequent to such Acquisition;

            (e) extensions of credit described in SCHEDULE 8.04 attached hereto, through and including the maturity date thereof, but not any renewals or extensions thereof except as otherwise may be specified in SCHEDULE 8.04; and

            (f) investments by the Company and its Subsidiaries not otherwise permitted in SUBSECTIONS 8.04(a) through (e), which do not exceed $1,000,000 in the aggregate at any time outstanding.

      8.05 Limitation on Subsidiary Indebtedness. Neither the Guarantors nor any other Subsidiary of the Company shall create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

            (a) Indebtedness incurred pursuant to this Agreement;

            (b) Indebtedness consisting of Contingent Obligations permitted pursuant to SECTION 8.08; and

            (c) Indebtedness described on SCHEDULE 8.05.

      8.06 Transactions with Affiliates. The Company shall not, and shall not permit any of its Subsidiaries to, enter into any transaction with or make any payment or transfer to any Affiliate of the Company, except in the ordinary course of business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person not an Affiliate of the Company or such Subsidiary.

      8.07 Use of Proceeds. The Company shall not, and shall not suffer or permit any Subsidiary to, use any portion of the Loan proceeds or any Letter of Credit, directly or indirectly, (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance indebtedness of the Company or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (iv) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act.

      8.08 Contingent Obligations. The Company shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Contingent Obligations except:

            (a) endorsements for collection or deposit in the ordinary course of business;

            (b) Swap Contracts entered into in the ordinary course of business;

            (c) guarantees by the Company or any Subsidiary guaranteeing obligations (other than obligations for money borrowed) of any Consolidated Subsidiary in the ordinary course of business and guarantees by any Guarantor guaranteeing obligations of the Company; provided that such obligations are permitted under this Agreement;

            (d) Contingent Obligations of the Company and its Subsidiaries existing as of the Execution Date and listed in SCHEDULE 8.08;

            (e) obligations under bid bonds, performance bonds and fidelity bonds issued for the account of the Company or its Subsidiaries, obligations to indemnify or make whole any surety and similar agreements incurred in the ordinary course of business;

            (f) this Agreement and the Guaranties; and

            (g) the guaranties described in SCHEDULE 8.05.

      8.09 Restricted Payments. The Company shall not, and shall not permit any of its Subsidiaries to, purchase, redeem or otherwise acquire for value any shares of its capital stock or any warrants, rights or options to acquire such shares, now or hereafter outstanding (collectively "RESTRICTED PAYMENTS"); provided that immediately prior to and after giving effect to any of the following described payments, there exists no Default or Event of Default:

            (a) any Subsidiary may declare and make Restricted Payments to the Company or any Wholly-Owned Subsidiary;

            (b) the Company may purchase, redeem or otherwise acquire shares of its common stock or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock; and

            (c) the Company may purchase, redeem or otherwise acquire shares of its common stock to the extent permitted by the terms of the NBD Subordinated Indenture, provided, however, that the number of shares purchased, redeemed or otherwise acquired by the Company during the period beginning on December 23, 1998 through the term of this Agreement may not exceed 1,000,000 shares in the aggregate (excluding for purposes of such calculation (i) 400,000 shares repurchased from James Acridge in October 2001, (ii) 129,466 shares repurchased from James Acridge in August 2000, (iii) 1,169,414 shares repurchased from the Company's shareholders pursuant to a tender offer which closed in February 2000, and (iv) 440,000 shares repurchased from James Acridge in August 1999.

      8.10 Subsidiary Dividends. The Company will not, and it will not permit any of its Subsidiaries to, be a party to or enter into any agreement, instrument or other document which prohibits or restricts in any way, or to otherwise, directly or indirectly, create or cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary of the Company to (a) pay dividends or make any other distributions in respect of its capital stock or any other equity interest or participation in any Subsidiary or pay or repay any Indebtedness owed to the Company or any Subsidiary, (b) make loans or advances to the Company or (c) transfer any of its properties or assets to the Company or any Subsidiary (subject to the rights of any holder of a Lien on any such properties or assets which Lien is a Permitted Lien).

      8.11 Subordinated Notes. The Company shall not, and shall not permit any Subsidiary to: (a) amend, modify or change, or consent or agree to any amendment, modification or change to, any of the terms of the Indentures, the Subordinated Notes or the guarantees executed in connection therewith, other than (i) any such amendment or modification which would extend the maturity or reduce the amount of any payment of principal thereof or which would reduce the rate or extend the date of payment of interest thereon, (ii) amendments pursuant to Section 9.01(1) and (2) of the NBD Indenture and (iii) such other amendments and modifications acceptable to the Majority Lenders; or (b) make any payments to the holders of the Subordinated Notes or to any trustee acting under the Indentures which is prohibited by the Indentures or (c) make any prepayment or redeem in whole or in part the Subordinated Notes.

      8.12 Minimum Consolidated Tangible Net Worth. From and after the Execution Date, the Company will maintain at all times Consolidated Tangible Net Worth in an amount not less than the sum of (i) $96,000,000, plus (ii) 50% of Consolidated Net Income computed on a cumulative basis for the period beginning October 1, 1999 and ending on the date of determination (provided that no negative adjustment will be made in the event that Consolidated Net Income is a deficit figure for such period), plus (iii) 75% of the aggregate amount of the net assets (cash or otherwise) received by the Company from the issuance of any class of capital stock after September 30, 1998.

      8.13 Minimum Interest Coverage Ratio. The Company shall not permit (as of the end of any fiscal quarter) the ratio of (a) Consolidated EBITDA (plus Material Rents) for the four consecutive fiscal quarters most recently then ended to (b) Consolidated Interest Expense (plus Material Rents) for the four consecutive fiscal quarters most recently then ended to be less than 2.25 to 1.00.

      8.14 Maximum Capitalization Ratio. From and after the Execution Date, the Company shall not permit the Capitalization Ratio to be greater than 70% at any time.

      8.15 ERISA. The Company shall not, and shall not suffer or permit any of its ERISA Affiliates to: (a) engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably expected to result in liability of the Company in an aggregate amount which could have a Material Adverse Effect; or (b) engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

      8.16 Change in Business. The Company shall not, and shall not permit any Subsidiary to, engage in any business or activity other than the Principal Business.

      8.17 Accounting Changes. The Company shall not, and shall not suffer or permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Company or of any Subsidiary.

                                   ARTICLE IX

                                EVENTS OF DEFAULT

      9.01 Event of Default. Any of the following shall constitute an "EVENT OF DEFAULT":

            (a) Non-Payment. The Company fails to pay, (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within two (2) Business Days after the same becomes due, any L/C Obligation or any interest, fee or other amount payable hereunder or under any other Loan Document; or

            (b) Representation or Warranty. Any representation or warranty by the Company or any Subsidiary made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by the Company, any Subsidiary, or any Responsible Officer, furnished at any time under this Agreement, or in or under any other Loan Document, is incorrect in any material respect on or as of the date made or deemed made; or

            (c) Specific Defaults. The Company (i) fails to perform or observe any term, covenant or agreement contained in ARTICLE VIII, and (A) such default shall continue unremedied for a period of 15 days after the occurrence thereof or (B) the Company shall fail to deliver to the Administrative Agent and the Lenders satisfactory certification and evidence of the remedy thereof within 15 days after the occurrence thereof, or (ii) fails to perform or observe any term, covenant or agreement contained in SECTION 7.03(a); or

            (d) Other Defaults. The Company or any Subsidiary fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date upon which a Responsible Officer knew or reasonably should have known of such default or (ii) the date upon which written notice thereof is given to the Company by the Administrative Agent or any Lender; or

            (e) Cross-Default. The Company or any Subsidiary (i) fails to make any payment in respect of any Indebtedness, Contingent Obligation or Commodity Swap having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $3,000,000, or any Specified Swap Contract (whatever the amount), when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness, Contingent Obligation or Commodity Swap having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $3,000,000, or any Specified Swap Contract (whatever the amount), if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness, Specified Swap Contract or Commodity Swap to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation, Specified Swap Contract or Commodity Swap to become payable or cash collateral in respect thereof to be demanded; or (iii) any Indebtedness, Contingent Obligation or Commodity Swap of the Company or any Subsidiary in excess of $3,000,000, or any Specified Swap Contract (whatever the amount), shall be declared due and payable prior to its stated maturity or cash collateral is demanded in respect of such Contingent Obligations, Specified Swap Contracts or Commodity Swaps; or

            (f) Insolvency; Voluntary Proceedings. The Company or any Subsidiary
(i) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) commences any Insolvency Proceeding with respect to itself; or (iii) takes any action to effectuate or authorize any of the foregoing; or

            (g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Company or any Material Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against all or a substantial part of the Company's or any Material Subsidiary's properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) the Company or any Material Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Company or any Material Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

            (h) ERISA. (i) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company or a Subsidiary under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $3,000,000 and such amount is not paid when due; or (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans is in an aggregate amount which would reasonably be expected to cause a Material Adverse Effect; or

            (i) Monetary Judgments. One or more final judgments, final orders, decrees or arbitration awards is entered against the Company or any Subsidiary involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of $3,000,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 30 days after the entry thereof; or

            (j) Change of Control. There occurs any Change of Control; or

            (k) Loss of Permit. Any Governmental Authority revokes or fails to renew any material license, permit or franchise of the Company or any Material Subsidiary, or the Company or any Material Subsidiary for any reason loses any material license, permit or franchise, or the Company or any Material Subsidiary suffers the imposition of any restraining order, escrow, suspension or impound of funds in connection with any proceeding (judicial or administrative) with respect to any material license, permit or franchise; or

            (l) Adverse Change. There occurs a Material Adverse Effect; or

            (m) Guaranty Default. A Guaranty is for any reason partially (including with respect to future advances) or wholly revoked or invalidated, or otherwise ceases to be in full force and effect, or such Guarantor or any other Person contests in any manner the validity or enforceability thereof or denies that it has any further liability or obligation thereunder; or any event described at SUBSECTIONS (f) or (g) of this Section occurs with respect to such Guarantor; or

            (n) Invalidity of Subordination Provisions. The subordination provisions of any of the Indentures or Subordinated Notes are for any reason revoked or invalidated, the Trustee under either of the Indentures, any successor trustee thereto or any other Person contests in any material respect the validity or enforceability thereof, or the Indebtedness hereunder does not have the priority contemplated by this Agreement or the Indenture or such subordination provisions; or

            (o) Prepayment of Subordinated Notes. If the Company or any Subsidiary is required for any reason to prepay, redeem or purchase in whole or in part any of the Subordinated Notes during the term of this Agreement; or

            (p) Collateral.

                  (i) any provision of any Collateral Document shall for any reason cease to be valid and binding on or enforceable against the Company or any Subsidiary party thereto or the Company or any Subsidiary shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or

                  (ii) any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first priority security interest.

      9.02 Remedies. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Majority Lenders,

            (a) declare the commitment of each Lender to make Loans and any obligation of the Issuing Bank to Issue Letters of Credit to be terminated, whereupon such Commitments shall be terminated;

            (b) declare an amount equal to the maximum aggregate amount that is or at any time thereafter may become available for drawing under any outstanding Letters of Credit (whether or not any beneficiary shall have presented, or shall be entitled at such time to present, the drafts or other documents required to draw under such Letters of Credit) to be immediately due and payable, and declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest, notice of intention to accelerate, notice of acceleration or any other notice of any kind, all of which are hereby expressly waived by the Company;

            (c) require cash collateral as set forth in SECTION 3.09; and

            (d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in SUBSECTION
(f) or (g) of SECTION 9.01 (in the case of CLAUSE (i) of SUBSECTION (g) upon the expiration of the 60-day period mentioned therein), the obligation of each Lender to make Loans and any obligation of the Issuing Bank to Issue Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable and (y) cash collateral as set forth in
SECTION 3.09 shall automatically be due and payable, in each case without further act of the Administrative Agent, the Issuing Bank or any Lender and without presentment, demand, protest, notice of intention to accelerate, notice of acceleration or any other notice of any kind, all of which are hereby expressly waived by the Company.

      9.03 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

                                    ARTICLE X

                            THE ADMINISTRATIVE AGENT

      10.01 Appointment and Authorization.

            (a) Each Lender hereby irrevocably (subject to SECTION 10.09) appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" in this Agreement or any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

            (b) The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit Issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Majority Lenders to act for such Issuing Bank with respect thereto; provided, however, that the Issuing Bank shall have all of the benefits and immunities (i) provided to the Administrative Agent in this ARTICLE X with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit Issued by it or proposed to be Issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term "Administrative Agent," as used in this ARTICLE X, included the Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.

      10.02 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

      10.03 Liability of Administrative Agent. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by the Company or any Subsidiary or Affiliate of the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or for the value of or title to any Collateral, or the validity, effectiveness (other than such Agent-Related Person's own due execution and delivery), genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Company or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any of the Company's Subsidiaries or Affiliates.

      10.04 Reliance by Administrative Agent.

            (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Majority Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

            (b) For purposes of determining compliance with the conditions specified in SECTION 5.01, each Lender that has made available to the Administrative Agent its Pro Rata Share of the initial Credit Extension or subsequent Credit Extension, as the case may be, shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender as a condition precedent to such initial Credit Extension or subsequent Credit Extension, as applicable.

      10.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default." The Administrative Agent will notify the Lenders of its receipt of any such notice. Subject to SUBSECTION 10.04(a), the Administrative Agent shall take such action with respect to such Default or Event of Default as may be requested by the Majority Lenders in accordance with ARTICLE IX; provided, however, that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

      10.06 Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by any Agent-Related Person hereafter taken, including any review of the affairs of the Company and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries, the value of and title to any Collateral and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Company which may come into the possession of any of the Agent-Related Persons.

      10.07 Indemnification. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), pro rata, from and against any and all Indemnified Liabilities INCLUDING SUCH INDEMNIFIED LIABILITIES AS MAY ARISE OR BE CAUSED BY THE NEGLIGENCE, SOLE, JOINT, CONCURRENT, COMPARATIVE OR OTHERWISE OF SUCH AGENT-RELATED PERSONS; provided, however, that no Lender shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Liabilities to the extent the same arise from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section shall survive the termination of the Commitments, the repayment of all Obligations hereunder and the resignation or replacement of the Administrative Agent.

      10.08 Administrative Agent in Individual Capacity. Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and its Subsidiaries and Affiliates as though Bank of America were not the Administrative Agent or the Issuing Bank hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Subsidiary) and acknowledge that the Agent-Related Persons shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent.

      10.09 Successor Administrative Agent. The Administrative Agent may, and at the request of the Majority Lenders shall, resign as Administrative Agent upon 30 days' notice to the Lenders. If the Administrative Agent resigns under this Agreement, the Majority Lenders shall appoint from among the Lenders a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term "Administrative Agent" shall mean such successor agent and the retiring Administrative Agent's appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the

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provisions of this ARTICLE X and SECTIONS 11.04 and 11.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Majority Lenders appoint a successor agent as provided for above. Notwithstanding the foregoing, however, for so long as Bank of America is the Issuing Bank, then Bank of America may not be removed as the Administrative Agent at the request of the Majority Lenders unless Bank of America shall also simultaneously be replaced as "Issuing Bank" hereunder pursuant to documentation in form and substance reasonably satisfactory to Bank of America.

      10.10 Withholding Tax.

            (a) If any Lender is a "foreign corporation, partnership or trust" within the meaning of the Code and such Lender claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the Code, such Lender agrees with and in favor of the Administrative Agent, to deliver to the Administrative Agent:

                  (i) if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, two properly completed and executed copies of IRS Forms 1001 and W-8 before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

                  (ii) if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form 4224 before the payment of any interest is due in the first taxable year of such Lender and in each succeeding taxable year of such Lender during which interest may be paid under this Agreement, and IRS Form W-9; and

                  (iii) such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

Such Lender agrees to promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

            (b) If any Lender claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form 1001 and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Company to such Lender, such Lender agrees to notify the Administrative Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of the Company to such Lender. To the extent of such percentage amount, the Administrative Agent will treat such Lender's IRS Form 1001 as no longer valid.

            (c) If any Lender claiming exemption from United States withholding tax by filing IRS Form 4224 with the Administrative Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Company to such Lender, such Lender agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

            (d) If any Lender is entitled to a reduction in the applicable withholding tax, the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by SUBSECTION (A) of this Section are not delivered to the Administrative Agent, then the Administrative Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction.

            (e) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, together with all costs and expenses (including Attorney Costs). The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Administrative Agent.

      10.11 Collateral Matters. (a) The Administrative Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or the Collateral Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Collateral Documents.

            (b) The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) upon termination of the Commitments and payment in full of all Loans and all other Obligations known to the Administrative Agent and payable under this Agreement or any other Loan Document; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; (iii) constituting property in which the Company or any Subsidiary owned no interest at the time the Lien was granted or at any time thereafter; (iv) constituting property leased to the Company or any Subsidiary under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by the Company or such Subsidiary to be, renewed or extended; (v) consisting of an instrument evidencing Indebtedness or other debt instrument, if the indebtedness evidenced thereby has been paid in full; or (vi) if approved, authorized or ratified in writing by the Majority Lenders or all the Lenders, as the case may be, as provided in SUBSECTION 11.01(F). Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent's authority to release particular types or items of Collateral pursuant to this SUBSECTION 10.11(b), provided that the absence of any such confirmation for whatever reason shall not affect the Administrative Agent's rights under this SECTION 10.11.

            (c) Each Lender agrees with and in favor of each other (which agreement shall not be for the benefit of the Company or any Subsidiary) that the Company's obligation to such Lender under this Agreement and the other Loan Documents is not and shall not be secured by any real property collateral now or hereafter acquired by such Lender.

            (d) Upon the occurrence and continuance of an Event of Default, Lenders agree to promptly confer in order that Majority Lenders or Lenders, as the case may be, may agree upon a course of action for the enforcement of the rights of Lenders; and Administrative Agent shall be entitled to refrain from taking any action (without incurring any liability to any Person for so refraining) unless and until Administrative Agent shall have received instructions from Majority Lenders. All rights of action under the Loan Documents and all rights to the Collateral, if any, hereunder may be enforced by Administrative Agent and any suit or proceeding instituted by Administrative Agent in furtherance of such enforcement shall be brought in its name as Administrative Agent without the necessity of joining as plaintiffs or defendants any other Lender, and the recovery of any judgment shall be for the benefit of Lenders subject to the expenses of Administrative Agent. In actions with respect to any property of Borrower, Administrative Agent is acting for the ratable benefit of each Lender. Any and all agreements to subordinate (whether made heretofore or hereafter) other indebtedness or obligations of Borrower to the Obligations shall be construed as being for the ratable benefit of each Lender.

                                   ARTICLE XI

                                  MISCELLANEOUS

      11.01 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Company or any applicable Subsidiary therefrom, shall be effective unless the same shall be in writing and signed by the Majority Lenders (or by the Administrative Agent at the written request of the Majority Lenders) and the Company and acknowledged by the Administrative Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders and the Company and acknowledged by the Administrative Agent, do any of the following:

            (a) increase or extend the Commitment of any Lender (or reinstate any Commitment terminated pursuant to SECTION 9.02;

            (b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document;

            (c) reduce the principal of, or the rate of interest specified herein on any Loan, or (subject to CLAUSE (iii) below) any fees or other amounts payable hereunder or under any other Loan Document;

            (d) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which is required for the Lenders or any of them to take any action hereunder; or

            (e) amend this Section, or SECTION 2.13 or any provision herein providing for consent or other action by all Lenders; or

            (f) discharge any Guarantor, or, except as otherwise provided in
SECTION 10.11(b), release any portion of the Collateral, except as otherwise may be provided in the Collateral Documents or except where the consent of the Majority Lenders only is specifically provided for;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank in addition to the Majority Lenders or all the Lenders, as the case may be, affect the rights or duties of the Issuing Bank under this Agreement or any L/C-Related Document relating to any Letter of Credit Issued or to be Issued by it, (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Majority Lenders or all the Lenders, as the case may be, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan

Document, and (iii) the Fee Letters may be amended, or rights or privileges thereunder waived, only in a writing executed by the parties thereto.

      11.02 Notices.

            (a) All notices, requests, consents, approvals, waivers and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by the Company by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on SCHEDULE 11.02, and
(ii) shall be followed promptly by delivery of a hard copy original thereof) and mailed, faxed or delivered, to the address or facsimile number specified for notices on SCHEDULE 11.02; or, as directed to the Company or the Administrative Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Company and the Administrative Agent.

            (b) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that notices pursuant to ARTICLE II, III or X shall not be effective until actually received by the Administrative Agent, and notices pursuant to ARTICLE III to the Issuing Bank shall not be effective until actually received by the Issuing Bank at the address specified for the "Issuing Bank" on the applicable signature page hereof.

            (c) Any agreement of the Administrative Agent and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Company. The Administrative Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Company to give such notice and the Administrative Agent and the Lenders shall not have any liability to the Company or other Person on account of any action taken or not taken by the Administrative Agent or the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Company to repay the Loans and L/C Obligations shall not be affected in any way or to any extent by any failure by the Administrative Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent and the Lenders to be contained in the telephonic or facsimile notice.

      11.03 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

      11.04 Costs and Expenses. The Company shall:

            (a) whether or not the transactions contemplated hereby are consummated, pay or reimburse the Administrative Agent, and the Issuing Bank within five Business Days after demand (subject to SUBSECTION 5.01(f)) for all reasonable costs and expenses incurred by the Administrative Agent and the Issuing Bank in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including Attorney Costs incurred by the Administrative Agent and the Issuing Bank with respect thereto; and

            (b) pay or reimburse the Administrative Agent, the Arranger and each Lender within five Business Days after demand (subject to SUBSECTION 5.01(f)) for all costs and expenses (including Attorney Costs) incurred by each of them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document during the existence of an Event of Default or after acceleration of the Loans (including in connection with any "workout" or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding).

      11.05 Indemnity. (a) Whether or not the transactions contemplated hereby are consummated, the Company shall indemnify, defend and hold the Agent-Related Persons, and each Lender and each of their respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "INDEMNIFIED PERSON") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans, the termination of the Letters of Credit and the termination, resignation or replacement of the Administrative Agent or replacement of any Lender) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement or the Loans or Letters of Credit or the use of the proceeds thereof (excluding, however, any action arising solely among the Lenders in their capacities as Lenders), whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "INDEMNIFIED LIABILITIES"); provided, that the Company shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities to the extent same arise from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section shall survive payment of all other Obligations.

            (b) (i) The Company shall indemnify, defend and hold harmless each Indemnified Person, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses or disbursements (including Attorney Costs and the allocated cost of internal environmental audit or review services), which may be incurred by or asserted against such Indemnified Person in connection with or arising out of any pending or threatened investigation, litigation or proceeding, or any action taken by any Person, with respect to any Environmental Claim. No action taken by legal counsel chosen by the Administrative Agent or any Lender in defending against any such investigation, litigation or proceeding or requested remedial, removal or response action shall vitiate or any way impair the Company's obligation and duty hereunder to indemnify and hold harmless the Administrative Agent and each Lender.

            (ii) In no event shall any site visit, observation, or testing by the Administrative Agent or any Lender (or any contractee of the Administrative Agent or any Lender) be deemed a representation or warranty that Hazardous Materials are or are not present in, on, or under, any site, or that there has been or shall be compliance with any Environmental Law. Neither the Company nor any other Person is entitled to rely on any site visit, observation, or testing by the Administrative Agent or any Lender. Neither the Administrative Agent nor any Lender owes any duty of care to protect the Company or any other Person against, or to inform the Company or any other party of, any Hazardous Materials or any other adverse condition affecting any site or property. Neither the Administrative Agent nor any Lender shall be obligated to disclose to the Company or any other Person any report or findings made as a result of, or in connection with, any site visit, observation, or testing by the Administrative Agent or any Lender. Indemnified Parties hereby reserve the right, and the Company hereby expressly authorizes any Indemnified Party, to make available to any party (including any governmental agency or authority) any and all reports, whether prepared by any Indemnified Party or prepared by the Company and provided to any Indemnified Party (collectively, "ENVIRONMENTAL Reports") that any Indemnified Party may have with respect to the property owned or used by the Company or any of its Subsidiaries, to the extent required in accordance with any Requirement of Law or by any Governmental Authority.

            (c) THE INDEMNIFICATION OBLIGATIONS OF THE COMPANY CONTAINED IN THIS AGREEMENT SHALL APPLY WHETHER OR NOT SUCH INDEMNIFIED LIABILITIES ARISE OUT OF OR AS A RESULT OF ANY INDEMNIFIED PARTIES' NEGLIGENCE IN WHOLE OR IN PART, INCLUDING, WITHOUT LIMITATION, THOSE CLAIMS WHICH RESULT FROM THE SOLE, JOINT, CONCURRENT OR COMPARATIVE NEGLIGENCE OF THE INDEMNIFIED PARTY, OR ANY ONE OR MORE OF THEM. The agreements in this SECTION 11.05 shall survive payment of all other Obligations.

      11.06 Payments Set Aside. To the extent that the Company makes a payment to the Administrative Agent or the Lenders, or the Administrative Agent or the Lenders exercise their right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its pro rata share of any amount so recovered from or repaid by the Administrative Agent.

      11.07 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Company without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnified Persons) any legal or equitable right, remedy or claim under or by reason of this Agreement.

      11.08 Assignments, Participations, etc.

            (a) Any Lender (including the Issuing Bank) may, with the prior written consent of the Company (at all times other than during the existence of an Event of Default) which consent of the Company shall not be unreasonably withheld and written consent of the Administrative Agent, at any time assign and delegate to one or more Eligible Assignees (provided that no written consent of the Company or the Administrative Agent shall be required in connection with any assignment and delegation by the Lender to an Eligible Assignee that is an Affiliate of such Lender) (each an "ASSIGNEE") all, or any ratable part of all, of the Loans, the Commitments, the L/C Obligations and the other rights and obligations of such Lender hereunder, in a minimum amount of $10,000,000; provided, however, that (i) the Company and the Administrative Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (A) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Company and the Administrative Agent by such Lender and the Assignee; (B) such Lender and its Assignee shall have delivered to the Company and the Administrative Agent an Assignment and

Acceptance in the form of EXHIBIT E ("ASSIGNMENT AND ACCEPTANCE") together with any Note or Notes subject to such assignment and (C) the assignor Lender or Assignee has paid to the Administrative Agent a processing fee in the amount of $3,500.00, and (ii) if the assignor Lender or any of its Affiliates is a Swap Provider with respect to any Specified Swap Contract, such Lender shall not assign all of its interest in the Loans and the Commitments to an Assignee unless such Assignee, or an Affiliate of such Assignee, shall also assume all rights and obligations of such assignor Lender or Affiliate with respect to such Specified Swap Contracts, with the consent of the Company.

            (b) From and after the date that the Administrative Agent notifies the assignor Lender that it has received (and provided its consent with respect to) an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.

            (c) Within five Business Days after its receipt of notice by the Administrative Agent that it has received an executed Assignment and Acceptance and payment of the processing fee (and provided that it consents to such assignment in accordance with SUBSECTION 11.08(a)), the Company shall execute and deliver to the Administrative Agent, new Notes evidencing such Assignee's assigned Loans and Commitment and, if the assignor Lender has retained a portion of its Loans and its Commitment, replacement Notes in the principal amount of the Loans retained by the assignor Lender (such Notes to be in exchange for, but not in payment of, the Notes held by such Lender). Immediately upon each Assignee's making its processing fee payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

            (d) Any Lender may at any time sell to one or more commercial banks or other Persons not Affiliates of the Company (a "PARTICIPANT") participating interests in any Loans, the Commitment of that Lender and the other interests of that Lender (the "ORIGINATING LENDER") hereunder and under the other Loan Documents; provided, however, that (i) the originating Lender's obligations under this Agreement shall remain unchanged, the originating Lender shall remain a Lender for all purposes hereof and the other Loan Documents to which such originating Lender is a party, and the Participant may not become a Bank for purposes hereof or for any other of the Loan Documents, (ii) the originating Lender shall remain solely responsible for the performance of such obligations,
(iii) the Company, the Issuing Bank and the Administrative Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender's rights and obligations under this Agreement and the other Loan Documents, and (iv) no Lender shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment, consent or waiver would require unanimous consent of the Lenders as described in the FIRST PROVISO to SECTION
11.01. In the case of any such participation, the Participant shall not have any rights under this Agreement, or any of the other Loan Documents (the Participant's rights against the granting Lender in respect of such participation being those set forth in the agreement creating or evidencing such participation with such Lender), and all amounts payable by the Company hereunder shall be determined as if such Lender had not sold such participation; except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.

            (e) Notwithstanding any other provision in this Agreement, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and the Notes held by it in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR Section 203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

            11.09 Confidentiality. Each Bank agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as "confidential" or "secret" by the Company and provided to it by the Company or any of its Subsidiaries, or by the Administrative Agent on such Company's or Subsidiary's behalf, under or in connection with this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with the Company or any Subsidiary; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Bank, or (ii) was or becomes available on a non-confidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with the Company known to the Bank; provided, however, that any Bank may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Bank is subject or in connection with an examination of such Bank by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Administrative Agent, any Bank or their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to such Bank's independent auditors and other professional advisors; (G) to any Affiliate of such Bank, or to any Participant or Assignee, actual or potential, provided that such Affiliate, Participant or Assignee agrees to keep such information confidential to the same extent required of the Banks hereunder; (H) as to any Bank, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Company is party or is deemed party with such Bank; and (I) to any nationally recognized rating agency or similar organization that requires access to information about a Lender's or its Affiliates' investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates.


      11.10 Set-off. In addition to any rights and remedies of the Lenders provided by law, if an Event of Default exists or the Loans have been accelerated, each Lender is authorized at any time and from time to time, without prior notice to the Company, any such notice being waived by the Company to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the Company against any and all Obligations now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Lender agrees promptly to notify the Company and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

      11.11 Interest. (a) It is the intention of the parties hereto to comply with applicable usury laws; accordingly, notwithstanding any provision to the contrary in this Agreement, the Notes or in any of the other Loan Documents securing the payment hereof or otherwise relating hereto, in no event shall this

Agreement, the Notes or such other Loan Documents require the payment or permit the payment, taking, reserving, receiving, collection, or charging of any sums constituting interest under applicable laws, if any, which exceed the maximum amount permitted by such laws. If any such excess interest is called for, contracted for, charged, taken, reserved, or received in connection with the Loans evidenced by the Notes or in any of the Loan Documents securing the payment thereof or otherwise relating thereto, or in any communication by the Administrative Agent or the Lenders or any other person to the Company or any other person, or in the event all or part of the principal or interest thereof shall be prepaid or accelerated, so that under any of such circumstances or under any other circumstance whatsoever the amount of interest contracted for, charged, taken, reserved, or received on the amount of principal actually outstanding from time to time under the Notes shall exceed the maximum amount of interest permitted by applicable usury laws, then in any such event it is agreed as follows: (i) the provisions of this paragraph shall govern and control, (ii) neither the Company nor any other person or entity now or hereafter liable for the payment of the Notes shall be obligated to pay the amount of such interest to the extent such interest is in excess of the maximum amount of interest permitted by applicable usury laws, (iii) any such excess which is or has been received notwithstanding this paragraph shall be credited against the then unpaid principal balance of the Notes or, if the Notes have been or would be paid in full, refunded to the Company, and (iv) the provisions of this Agreement, the Notes and the other Loan Documents securing the payment hereof and otherwise relating hereto, and any communication to the Company, shall immediately be deemed reformed and such excess interest reduced, without the necessity of executing any other document, to the maximum lawful rate allowed under applicable laws as now or hereafter construed by courts having jurisdiction hereof or thereof. Without limiting the foregoing, all calculations of the rate of the interest contracted for, charged, taken, reserved, or received in connection with the Notes or this Agreement which are made for the purpose of determining whether such rate exceeds the maximum lawful rate shall be made to the extent permitted by applicable laws by amortizing, prorating, allocating and spreading during the period of the full term of the Loans, including all prior and subsequent renewals and extensions, all interest at any time contracted for, charged, taken, reserved, or received. The terms of this paragraph shall be deemed to be incorporated in every document and communication relating to the Notes, the Loans or any other Loan Document.

            (b) To the extent the interest rate laws of the State of Texas are applicable to this Agreement and unless changed in accordance with law, on each day the applicable interest rate ceiling is the "weekly ceiling" as defined in Chapter 303 of the Texas Finance Code for such day. Lenders may from time to time, as to current and future balances, implement any other ceiling under the Texas Finance Code by notice to the Company, if and to the extent permitted by the Texas Finance Code.

            (c) The provisions of Chapter 346 of the Texas Finance Code (regulating certain revolving credit accounts and revolving tri-party accounts) are specifically declared by the parties hereto not to be applicable to this Agreement or any of the other Loan Documents or the transactions contemplated hereby.

      11.12 Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law, the Company agrees that in the event a payment shall be made by any Guarantor under a Guaranty in respect of a Loan to the Company, the Company shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the person to whom such payment shall have been made to the extent of such payment subject to the provisions of the Guaranty executed by such Guarantor. Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors under this SECTION 11.12 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full of the Obligations, and no payments may be made in respect of such rights of indemnity, contribution or subrogation until all the Obligations have been paid in full, all Commitments have expired and all Letters of Credit have expired. No failure on the part of the Company to make the payments required by this Section (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to any Guaranty, and each Guarantor shall remain liable for the full amount of the obligation of such Guarantor under each such Guaranty in accordance therewith.

      11.13 Automatic Debits of Fees. With respect to any commitment fee, arrangement fee, letter of credit fee or other fee, or any other cost or expense (including Attorney Costs) due and payable to the Administrative Agent, the Issuing Bank, Bank of America or the Arranger under the Loan Documents, the Company hereby irrevocably authorizes Bank of America, after giving reasonable prior notice to the Company, to debit any deposit account of the Company with Bank of America in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such fee or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount of the fee or other cost or expense then due, such debits will be reversed (in whole or in part, in Bank of America's sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section shall be deemed a set-off.

      11.14 Notification of Addresses, Lending Offices, Etc. Each Lender shall notify the Administrative Agent in writing of any changes in the address to which notices to the Lender should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Administrative Agent shall reasonably request.

      11.15 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

      11.16 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

      11.17 No Third Parties Benefitted. This Agreement is made and entered into for the sole protection and legal benefit of the Company, the Lenders, the Administrative Agent and the Agent-Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

      11.18 GOVERNING LAW.

            (a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF TEXAS AND APPLICABLE FEDERAL LAW; AND THE AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

            (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF TEXAS OR OF THE UNITED STATES, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE COMPANY, THE AGENT AND THE LENDERS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE COMPANY, THE AGENT AND THE LENDERS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE

LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE COMPANY, THE AGENT AND THE LENDERS EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, AND CONSENT TO THE SERVICE OF PROCESS IN ANY SUCH LEGAL ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT ITS ADDRESS SET FORTH IN SCHEDULE 11.02, SUCH SERVICE TO BECOME EFFECTIVE TEN DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENT OR ANY LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

      11.19 WAIVER OF JURY TRIAL. THE COMPANY, THE LENDERS AND THE AGENT EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE COMPANY, THE LENDERS AND THE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

      11.20 Assignment. Those Lenders who are parties to the Existing Credit Agreement hereby assign to the Lenders who are signatories hereto the indebtedness owed to them under the Existing Credit Agreement in such amounts so that on the effective date of this Agreement all Lenders who are signatories hereto have Commitments and hold Loans in the Pro Rata Shares that are set forth on SCHEDULE 2.01 hereto.

      11.21 Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Company, the Lenders and the Administrative Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

      THIS WRITTEN LOAN AGREEMENT, TOGETHER WITH THE OTHER WRITTEN LOAN DOCUMENTS EXECUTED IN CONNECTION HEREWITH, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

      THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

                    [SIGNATURES BEGIN ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                     GIANT INDUSTRIES, INC.


                                     By: /s/ Mark B. Cox
                                         ------------------------
                                     Name:  Mark B. Cox
                                     Title: VP, Treasurer and Financial Officer


                        [THIS IS A SIGNATURE PAGE TO THE
                    GIANT INDUSTRIES, INC. CREDIT AGREEMENT]

                                     BANK OF AMERICA, N.A., as Administrative
                                     Agent, as Letter of Credit Issuing Bank
                                     and as a Lender


                                     By: /s/ Claire M. Liu
                                         ------------------------
                                     Claire M. Liu
                                     Managing Director


                        [THIS IS A SIGNATURE PAGE TO THE
                    GIANT INDUSTRIES, INC. CREDIT AGREEMENT]

                                     UNION BANK OF CALIFORNIA, N.A., as a
                                     Lender


                                     By: /s/ Dustin Gaspari
                                         ------------------------
                                     Name: Dustin Gaspari
                                     Title: Vice President


                        [THIS IS A SIGNATURE PAGE TO THE
                    GIANT INDUSTRIES, INC. CREDIT AGREEMENT]

                                     BANK ONE, NA, as a Lender


                                     By: /s/ Stephen Luttrell
                                         ------------------------
                                     Name: Stephen Luttrell
                                     Title: Vice President


                        [THIS IS A SIGNATURE PAGE TO THE
                    GIANT INDUSTRIES, INC. CREDIT AGREEMENT]

                                     COMERICA BANK-CALIFORNIA, as a Lender


                                     By: /s/ Clifford A. Payson
                                         ------------------------
                                     Name: Clifford A. Payson
                                     Title: First Vice President


                        [THIS IS A SIGNATURE PAGE TO THE
                    GIANT INDUSTRIES, INC. CREDIT AGREEMENT]

                                  SCHEDULE 1.01

                       PREFERRED ELIGIBLE ACCOUNT OBLIGORS

              BP, P.L.C.
              Chevron Texaco Corporation
              Conoco, Inc.
              ExxonMobil Corporation
              Shell Transport & Trading Company, P.L.C.
              Texaco Trading & Transportation, Inc.

                                  SCHEDULE 2.01

                                   COMMITMENTS

             Bank                       Commitment            Pro Rata Share
             ----                       ----------            --------------
Bank of America, N.A.                   $20,000,000               30.76923%

Bank One, NA                            $20,000,000               30.76923%

Union Bank of California, N.A.          $15,000,000               23.07692%

Comerica Bank-California                $10,000,000               15.38462%

            TOTAL:                      $65,000,000           100.00000000%

                                  SCHEDULE 2.02

                                  PRICING CHART

(Expressed in percent per annum)

==============================================================
                                LEVEL      LEVEL        LEVEL
PRICING LEVEL                     I          II          III
==============================================================
Applicable Margin -
Offshore Rate Loans             1.250      1.500        2.000

-------------------------------------------------------------
Applicable Margin -
Base Rate Loans                 0.000      0.000        0.000

-------------------------------------------------------------

Risk Participation Fee          1.250      1.500        2.000

-------------------------------------------------------------

Commitment Fee                  0.500      0.500        0.500

==============================================================

Level I shall apply if the Company's Leverage Ratio is less than or equal to 3.5:1.0. Level II shall apply if the Company's Leverage Ratio is greater than 3.5:1.0, but less than or equal to 4.5:1.0. Level III shall apply if the Company's Leverage Ratio is greater than 4.5:1.0. Each adjustment of the Applicable Margins, the Risk Participation Fee and the Commitment Fee shall be made by the Administrative Agent and shall be effective as of the earlier of (a) the date upon which the Company delivers a Compliance Certificate to the Administrative Agent pursuant to SECTION 7.02(b) reflecting a changed pricing level (accompanied and supported by the financial statements with respect to which such Compliance Certificate is required to be delivered) and (b) the date upon which the Company is required by SECTION 7.02(b) to deliver such Compliance Certificate; provided, however, that, if a Compliance Certificate is not delivered by the date required in SECTION 7.02(b), then, subject to the other provisions of this Agreement, commencing on the date such Compliance Certificate was required until such Compliance Certificate is delivered, the Applicable Margins, the Risk Participation Fee and the Commitment Fee shall be those indicated for Level III, and from and after the date such Compliance Certificate is thereafter received, the Applicable Margins, the Risk Participation Fee and the Commitment Fee shall be as determined from such Compliance Certificate.

                                  SCHEDULE 3.03

                           EXISTING LETTERS OF CREDIT

                                           Outstanding
                         L/C No.             Amount
                         -------             ------

                                                US
No.                Beneficiary                Amount      Iss.      Exp.    Cur.
T00000000221969    CITY OF GALLUP, NEW        6,600.00   8/23/99   6/23/02   USD
T00000000222564    STATE OF NEW MEXICO      400,000.00   8/23/99   5/04/02   USD
T00000007354858    STATE OF NEW MEXICO      776,840.00   8/23/99   6/01/02   USD
T00000007405118    NATIONAL UNION FIRE    1,400,000.00   3/20/01  11/01/02   USD
T00000003006785    COMMERCIAL FUELING        10,000.00  10/10/01   9/15/02   USD
                   NETWORK

                         Total:          $2,592,840.00
                                         =============

                                  SCHEDULE 6.11

                             UNDISCLOSED LIABILITIES


                                      None

                                  SCHEDULE 6.16

                       SUBSIDIARIES AND MINORITY INTERESTS

(a) Subsidiaries

The following is a wholly-owned Subsidiary of the Company:

            Giant Industries Arizona, Inc., an Arizona corporation

The following are wholly-owned Subsidiaries of Giant Industries Arizona, Inc.:

            Ciniza Production Company, a New Mexico corporation
            San Juan Refining Company, a New Mexico corporation
            Giant Four Corners, Inc., an Arizona corporation
            Phoenix Fuel Co., Inc., an Arizona corporation
            De Guelle Oil Company, a Colorado corporation
            Giant Mid-Continent, Inc., an Arizona corporation
            Giant Stop-N-Go of New Mexico, a New Mexico corporation
            Giant Pipeline Company, a New Mexico corporation
            Giant Southwest Refining LLC, an Arizona limited liability company

The following is a Subsidiary of Giant Four Corners, Inc.:

            Navajo Convenient Stores Co., LLC, a New Mexico limited liability company

            - 66-2/3% owned by Giant Four Corners, Inc., remaining interest owned by Navajo Convenient Stores Employee Trust

(b) Equity Investments

            None

                                  SCHEDULE 8.01

                                 PERMITTED LIENS

Miscellaneous Liens, value not exceeding $1,500,000   Various

Thriftway Marketing Corp., securing capitalized
lease obligations of Giant Four Corners, Inc.
presently in the aggregate amount of $7,102,832
(Such obligation is Permitted Indebtedness and
listed as Item 3 to SCHEDULE 8.05).                   Capitalized Service Station Leases

                                  SCHEDULE 8.04

                         PERMITTED LOANS AND INVESTMENTS

1. $5,000,000 Loan by Giant Industries, Inc. to James E. Acridge due March 28, 2003.

                                  SCHEDULE 8.05

                         CERTAIN PERMITTED INDEBTEDNESS

1. Giant Industries, Inc. & Giant Industries Arizona, Inc. Permitted Indebtedness pursuant to SECTION 8.05(C):

DESCRIPTION                               BALANCE
Miscellaneous                             $   500,000.00 (estimates)
                                          --------------------------

TOTAL                                     $   500,000.00
                                          ==============

2. Phoenix Fuel Co., Inc.: Permitted Indebtedness Permitted Indebtedness pursuant to SECTION 8.05(C) (balances shown below are as of November 30, 2001):

DESCRIPTION                               BALANCE

David G. & Judith G. Scott                $    71,811.61
Note

Chevron                                   $    97,349.94
Supplier Note

Chrysler Credit Corporation               $     9,772.27
Capital Lease

CIT Equipment Financing                   $     2,412.65
Capital Lease

Naumann Hobbs                             $    11,131.71
(Capital Lease)                           --------------

                                          $   192,478.18
                                          ==============

3. Obligations of Giant Four Corners, Inc., under the Master Lease and Option Agreement executed pursuant to, and in the form attached as EXHIBIT B to, the Definitive Agreement dated April 18, 1997 by and between Giant Four Corners, Inc. as "Buyer" and Thriftway Marketing Corp. and Clayton Investment Company collectively as "Seller" and the Associated Purchase and Sale Agreements to such Definitive Agreement, not to exceed $7,102,832 in the aggregate, such obligations to be guaranteed by Giant Industries Arizona, Inc.

                                  SCHEDULE 8.08

                         CERTAIN CONTINGENT OBLIGATIONS

      This Schedule hereby incorporates by reference all Contingent Obligations contained in Form 10-Q for the quarter ended September 30, 2001, Note 8 (Commitments and Contingencies), filed by the Company with the Securities and Exchange Commission, except that the lawsuit by the State of New Mexico therein described is no longer pending against the Company.

      In addition to those items disclosed above, the following is a list of certain Contingent Obligations:

      Giant Industries, Inc., as Issuer, and all Subsidiaries, as Guarantors, of the $100,000,000 9.75% Senior Subordinated Notes Due 2003, Indenture dated as of November 29, 1993.

      Giant Industries, Inc., as Issuer and all Subsidiaries, as Guarantors of the $150,000,000 9% Senior Subordinated Notes Due 2007, Indenture dated as of August 26, 1997.

                                 SCHEDULE 11.02

                     OFFSHORE AND DOMESTIC LENDING OFFICES,
                              ADDRESSES FOR NOTICES

GIANT INDUSTRIES, INC.

Giant Industries, Inc.
23733 North Scottsdale Road
Scottsdale, Arizona 85255-3465
Attention: President
Telephone: (602) 585-8888
Facsimile: (602) 585-8893

GUARANTORS

[NAME OF GUARANTOR]
c/o Giant Industries, Inc.
23733 North Scottsdale Road
Scottsdale, Arizona 85255-3465
Attention: President
Telephone: (602) 585-8888
Facsimile: (602) 585-8893

BANK OF AMERICA, N.A.,
  as Administrative Agent

Administrative Agent's Payment office:

Bank of America
ABA No.: 111000012
Acct. No.: 1292000883
Ref: Giant Industries, Inc.

Bank of America, N.A.
901 Main Street
Dallas, Texas 75282--3714
Attention: Ben Cosgrove
Telephone: (214) 209-9254
Facsimile: (214) 209-9439

BANK OF AMERICA, N.A.,
as Issuing Bank

Address for Notices:

231 South LaSalle Street
Chicago, Illinois 60697
Attention: Riyaz Kaka
Telephone: (312) 923-5924
Facsimile: (312) 987-6828

With a copy to:

Bank of America, N.A.
Three Allen Center
333 Clay Street, Suite 4550
Attention: Claire Liu/Pamela Rodgers
Houston, Texas 77002-4103
Telephone: (713) 651-4855
Facsimile: (713) 651-4841

BANK OF AMERICA, N.A.,
as a Lender

Domestic and Eurodollar Lending Office:

Bank of America, N.A.
901 Main Street
Dallas, Texas 75282-3714
Attention: Ben Cosgrove
Telephone: (214) 209-9254
Facsimile: (214) 290-9439

Address for Notices (other than Borrowing
Notices and Notices of Conversion/
Continuation):

Bank of America, N.A.
Three Allen Center
333 Clay Street, Suite 4550
Houston, Texas 77002-4103
Attention: Claire Liu
Telephone: (713) 651-4855
Facsimile: (713) 651-4841

UNION BANK OF CALIFORNIA, N.A.,
  as a Lender

Domestic and Eurodollar Lending Office:

Union Bank of California, N.A.
1980 Saturn St.
Monterey Park, CA 91754
Attention: Commercial Loan Operations
ABA # 122-000-496
Acct. # 070-196431
Ref.: Giant Industries

Address for Notices:

Energy Capital Services
500 North Akard
Dallas, Texas 75201
Dustin Gaspari
Telephone: (214) 922-4204
Facsimile: (214) 922-4209

BANK ONE, N.A.,
  as a Lender

Domestic and Eurodollar Lending Office:

Bank One, NA
201 N. Central, 9th Floor
Phoenix, AZ 85004
Attention: Gloria Thomas
Telephone: (602) 221-4751
Facsimile: (602) 221-1903

Address for Notices (other than Borrowing
Notices and Notices of Conversion/
Continuation):

Bank One, NA
201 N. Central, 21st Floor
Phoenix, AZ 85004
Attention: Stephen Luttrell, VP
Telephone: (602) 221-2394
Facsimile: (602) 221-1502

COMERICA BANK-CALIFORNIA

Domestic and Eurodollar Lending Office:

Comerica Bank-California
400 E. Van Buren, Suite 900
Phoenix, Arizona 85004
Attention: Cathy Cota
Telephone: (602) 417-1120
Facsimile: (602) 261-7864
ABA # 121137522
Acct. # 48-21585-90010
Ref.: Giant Industries

With a copy to:

Comerica Bank-California
400 E. Van Buren, Suite 900
Phoenix, Arizona 85004
Attention: Cliff Payson
Telephone: (602) 417-1119
Facsimile: (602) 261-7881

Address for Notices (other than
Borrowing Notices and Notices of Conversion):

Comerica Bank-California
400 E. Van Buren, Suite 900
Phoenix, Arizona 85004
Attention: Cliff Payson
Telephone: (602) 417-1119
Facsimile: (602) 261-7881